SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

DIVERSA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

DIVERSA CORPORATION
4955 Directors Place
San Diego, CA 92121
(858) 526-5000

December [•], 2002

Dear Stockholder:

You are invited to attend a special meeting (the “Special Meeting”) of the stockholders of Diversa Corporation, a Delaware corporation, to be held on [•], 2003 at 10:00 a.m. local time at our offices at 4955 Directors Place, San Diego, California 92121. In this letter, as well as in the materials accompanying this letter, we refer to Diversa Corporation as “we” and use corresponding references to “our” and “us.”

On December 3, 2002, our Board of Directors approved a series of agreements among us, Syngenta Participations AG, a corporation organized under the laws of Switzerland (“Syngenta”), and Torrey Mesa Research Institute, a Delaware corporation and a wholly-owned subsidiary of Syngenta (“TMRI”). We entered into these agreements on December 3, 2002, which provide that we will, among other actions:

•
collaborate with Syngenta to enhance the biotechnology research platform developed at TMRI and to discover and develop products for plant science and other applications, including plant traits and products for the food, animal feed and natural fiber markets, as well as antibody and biopharma products under projects to be agreed to between us and Syngenta;

•
acquire licenses from Syngenta to intellectual property rights used in activities conducted at TMRI that primarily involve tools, technologies and methods relating to proteomics, metabolomics, RNA dynamics, and bioinformatics and methods to analyze and link these components of genomics or that primarily relate to TMRI’s fungal program, for use outside of Syngenta’s exclusive field as defined in our collaboration agreement; and

•
purchase certain assets of Syngenta and TMRI relating to TMRI’s research activities and potentially assume certain miscellaneous liabilities under office equipment leases and equipment maintenance contracts, should we decide to acquire them as part of the asset purchase.

In connection with the foregoing, we intend to issue to Syngenta or its affiliates shares of our common stock that will represent 14% of our outstanding common stock as of the time we consummate our proposed transactions with Syngenta and TMRI, and a warrant (the “Warrant”) to purchase additional shares of our common stock at an initial exercise price of $22 per share that will represent 3% of our outstanding common stock as of that time, in each case after giving effect to those issuances and assuming the full exercise of the Warrant. We also intend to hire a significant number of TMRI employees, effective as of the consummation of our proposed transactions with Syngenta and TMRI. We expect that we will use the licenses described above that we intend to acquire from Syngenta primarily in the pharmaceutical field.

Our common stock is listed on The Nasdaq National Market under the symbol “DVSA.” At the Special Meeting, we will seek stockholder approval of our issuance of common stock and the Warrant to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI to comply with certain Nasdaq rules that are more fully described in the materials accompanying this letter.

The Board of Directors has approved these issuances and has determined that they and our proposed transactions with Syngenta and TMRI are in our best interests and the best interests of our stockholders. After careful consideration, the Board of Directors recommends that our stockholders vote for the issuances as described in the accompanying proxy statement.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders (the “Notice”), a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. Please read the Notice and the proxy statement and consider them carefully. All stockholders are invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is very important that your shares be represented and voted at the Special Meeting.

Sincerely,

Jay M. Short, Ph.D.
President and Chief Executive Officer

DIVERSA CORPORATION
4955 Directors Place
San Diego, CA 92121
(858) 526-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2003

TO THE STOCKHOLDERS OF DIVERSA CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of DIVERSA CORPORATION, a Delaware corporation, will be held on [•], 2003 at 10:00 a.m. local time at Diversa’s principal executive offices at 4955 Directors Place, San Diego, California 92121, for the following purposes (we refer to Diversa in this notice and in the proxy statement accompanying this notice as “we” and use corresponding references to “our” and “us”):

1. To approve the issuance of shares of our common stock and a warrant (the “Warrant”) and the issuance of shares of our common stock upon exercise of the Warrant to Syngenta Participations AG, a corporation organized under the laws of Switzerland (“Syngenta”), or its affiliates in connection with the consummation of the transactions contemplated by a series of agreements we entered into with Syngenta and Torrey Mesa Research Institute, a Delaware corporation and an indirect, wholly-owned subsidiary of Syngenta (“TMRI”), on December 3, 2002. We intend to issue to Syngenta or its affiliates shares of our common stock that will represent 14% of our outstanding common stock and the Warrant that will represent 3% of our outstanding common stock, in each case as of the time we consummate our proposed transactions with Syngenta and TMRI and after giving effect to those issuances and assuming the full exercise of the Warrant. If we had consummated our proposed transactions with Syngenta and TMRI on December 3, 2002, we would have issued approximately 6,031,749 shares of common stock to Syngenta or its affiliates upon consummation of those transactions, and the Warrant that we would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of our common stock. The Warrant’s initial exercise price is $22 per share and the Warrant will be exercisable at any time beginning on the fifth anniversary and ending on the fifteenth anniversary of the date we consummate our proposed transactions with Syngenta and TMRI.

2. To conduct any other business properly brought before the Special Meeting or any adjournment or postponement thereof.

The foregoing items of business, including the agreements entered into among us, Syngenta and TMRI and the transactions contemplated by those agreements, are more fully described in the proxy statement accompanying this notice. In addition, the material agreements entered into among us, Syngenta and TMRI and the amendment to our rights agreement that we entered into in connection with our proposed transactions with Syngenta and TMRI are filed as exhibits to Current Reports on Form 8-K that we filed with the Securities and Exchange Commission (the “SEC”) on December 4, 2002 and December [•], 2002 and that are incorporated by reference in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on December 24, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof. A list of the stockholders entitled to vote at the Special Meeting may be examined by any stockholder at our principal executive offices at 4955 Directors Place, San Diego, California 92121, at any time during regular business hours prior to the Special Meeting. We intend to mail this proxy statement and the accompanying proxy card on or about December [•], 2002 to all stockholders entitled to vote at the Special Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Karin Eastham,
Senior Vice President, Finance
Chief Financial Officer and Secretary

San Diego, California
December [•], 2002

All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Special Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

DIVERSA CORPORATION
4955 Directors Place
San Diego, CA 92121
(858) 526-5000

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS

December [•], 2002

SUMMARY TERM SHEET

The following is a summary of certain information contained elsewhere or incorporated by reference in this proxy statement. This summary does not contain all of the information that is important to you. We urge you to read the entire proxy statement before you decide whether to vote in favor of the issuance of common stock and the Warrant to Syngenta or its affiliates for which we are seeking stockholder approval at the Special Meeting. We also urge you to read in their entirety the material agreements among us, Syngenta and TMRI entered into on December 3, 2002 and the amendment to our rights agreement that we entered into in connection with our proposed transactions with Syngenta and TMRI that we have filed with the SEC as exhibits to Current Reports on Form 8-K and that are incorporated by reference in this proxy statement, as well as the other materials incorporated by reference in this proxy statement. We have included section or page references parenthetically to direct you to a more complete description in this proxy statement of the topics presented in this summary.

Our proposed transactions with Syngenta and TMRI (see “Our Proposed Transactions With Syngenta and TMRI”)

Subject to stockholder approval, we intend to issue to Syngenta or its affiliates shares of our common stock and the Warrant in connection with the consummation of the transactions contemplated by a series of agreements we entered into with Syngenta and TMRI on December 3, 2002. We intend to issue shares of our common stock that will represent 14% of our outstanding common stock and the Warrant that will represent 3% of our outstanding common stock, in each case as of the time we consummate those transactions and after giving effect to those issuances and assuming the full exercise of the Warrant. If we had consummated our proposed transactions with Syngenta and TMRI on December 3, 2002, we would have issued approximately 6,031,749 shares of common stock to Syngenta or its affiliates upon consummation of those transactions, and the Warrant that we would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of our common stock. The Warrant’s initial exercise price is $22 per share and the Warrant will be exercisable at any time beginning on the fifth anniversary and ending on the fifteenth anniversary of the date we consummate our proposed transactions with Syngenta and TMRI. Pursuant to our agreements with Syngenta and TMRI, we will, among other actions:

•
collaborate with Syngenta to enhance the biotechnology research platform developed at TMRI and to discover and develop products for plant science and other applications, including plant traits and products for the food, animal feed and natural fiber markets, as well as antibody and biopharma products under projects to be agreed to between us and Syngenta;

•
acquire licenses from Syngenta to intellectual property rights used in activities conducted at TMRI that primarily involve tools, technologies and methods relating to proteomics, metabolomics, RNA dynamics, and bioinformatics and methods to analyze and link these components of genomics or that primarily relate to TMRI’s fungal program, for use outside of Syngenta’s exclusive field as defined in the Collaboration Agreement; and

•
purchase certain assets of Syngenta and TMRI relating to TMRI’s research activities and potentially assume certain miscellaneous liabilities under office equipment leases and equipment maintenance contracts, should we decide to acquire them as part of the asset purchase.

We also intend to hire a significant number of TMRI employees, effective as of the consummation of our proposed transactions with Syngenta and TMRI. We expect that we will use the licenses described above that we intend to acquire from Syngenta primarily in the pharmaceutical field. The agreements we entered into with Syngenta and TMRI and the transactions contemplated by those agreements are more fully described elsewhere in this proxy statement and are also incorporated by reference in this proxy statement.

The parties to the proposed transactions

Diversa Corporation
4955 Directors Place
San Diego, CA 92121
(858) 526-5000

We are a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. We are directing our integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications.

Syngenta Participations AG
Schwarzwaldallee 215
CH-4002 Basel
Switzerland
+41 (0) 61 323 5059

Syngenta is a wholly-owned subsidiary of Syngenta AG, a world leader in agribusiness. Syngenta AG’s business consists of its Crop Protection business, its Seeds business and its Plant Science business. Syngenta AG’s Crop Protection business has more than 120 proprietary active ingredients and over 20 brands, and its product lines are selective herbicides, non-selective herbicides, fungicides, insecticides and professional products. Syngenta AG’s Seeds business produces seeds for field crops, vegetables and flowers. Syngenta AG’s Plant Science business invests in new applications of plant biotechnology. Syngenta AG employs more than 20,000 people in over 50 countries and is committed to sustainable agriculture through innovative research and technology. Sales by Syngenta AG in 2001 were approximately $6.3 billion.

Torrey Mesa Research Institute
3115 Merryfield Row
San Diego, CA 92121
(858) 812-1000

TMRI is an indirect, wholly-owned subsidiary of Syngenta. TMRI creates and applies genomics tools to match genes with traits, enabling plant-based solutions to problems in human and animal health, and crop performance improvements that reduce the impact of agriculture on the environment. TMRI collaborates with researchers in academic, government, and commercial organizations around the world to advance science and create opportunities for commercial development. TMRI’s genomics expertise is focused on:

•	DNA—sequencing, genotyping and reverse genetics;

•	RNA—cDNA cloning and profiling;

•	proteins—identifying, profiling and interactions;

•	metabolites—identifying and profiling;

•	bioinformatics; and

•	functional genomics.

Reasons for stockholder approval

Our common stock is listed on The Nasdaq National Market under the symbol “DVSA.” Under Nasdaq’s rules, listed companies are required to obtain stockholder approval prior to issuing securities that would result in a “change of control,” which is deemed, under Nasdaq’s policies, to occur upon a stockholder acquiring a 20% or greater beneficial interest in the outstanding voting securities of a listed company. This rule applies to our proposed transactions with Syngenta and TMRI because Syngenta, together with its affiliates, for purposes of Nasdaq’s rules, will beneficially hold approximately 21.5% of our outstanding common stock following consummation of those transactions. This calculation includes shares of our common stock held by Syngenta Seeds AG, a Syngenta affiliate, which held approximately 5.4% of our outstanding common stock as of the date the Transaction Agreement was signed, and assumes full exercise of the Warrant, which Nasdaq’s rules require. Nasdaq’s rules and policies also require Nasdaq listed companies to obtain stockholder approval prior to issuing securities in connection with an asset acquisition if any holder of 5% or more of the company’s outstanding common stock holds a 5% or greater interest in the assets being acquired. This rule applies to our proposed transactions with Syngenta and TMRI because Syngenta, together with its affiliates, currently holds more than 5% of our outstanding common stock and is the direct or indirect owner of all the assets that we intend to acquire in connection with those transactions. Nasdaq’s rules further require Nasdaq listed companies to obtain stockholder approval prior to issuing securities if the company proposes to issue common stock and securities exercisable for common stock in connection with an asset acquisition in an amount that is equal to or exceeds 20% of the company’s outstanding voting shares or outstanding common stock prior to the issuance. This rule applies to our proposed transactions with Syngenta and TMRI because the common stock and the Warrant that we intend to issue to Syngenta or its affiliates when we consummate those transactions will represent approximately 20.5% or our outstanding common stock before consummation of those transactions. At the Special Meeting, we will seek stockholder approval of our issuance of common stock and the Warrant to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI to comply with the Nasdaq rules described above.

The Transaction Agreement (see page 21)

Pursuant to the Transaction Agreement, we will, at closing of our proposed transactions with Syngenta and TMRI, among other actions:

•	acquire the licenses under the Intellectual Property Rights License;

•
purchase certain assets of Syngenta and TMRI relating to the research activities conducted at TMRI for which we are licensing intellectual property rights from Syngenta, and potentially assume certain miscellaneous liabilities under office equipment leases and equipment maintenance contracts, should we decide to acquire them as part of the asset purchase; and

•	receive $500,000 in cash from Syngenta and TMRI.

We also intend to hire a significant number of TMRI employees, effective as of the consummation of our proposed transactions with Syngenta and TMRI.

All of the parties to the Transaction Agreement made representations and warranties to one another and agreed to covenants regarding their respective operations and activities toward one another, their respective employees and in connection with the proposed transactions among them. In addition, the obligations of each of the parties to the Transaction Agreement to consummate the proposed transactions are subject to the fulfillment of certain conditions. For more information about the Transaction Agreement, you should read “Our Proposed Transactions With Syngenta and TMRI—The Transaction Agreement.” In addition, we urge you to read in its entirety the Transaction Agreement, which has been filed as an exhibit to a Current Report on Form 8-K that is incorporated by reference in this proxy statement.

The Collaboration Agreement (see page 27)

The Collaboration Agreement is effective as of the date we consummate our proposed transactions with Syngenta and TMRI under the Transaction Agreement. Under the Collaboration Agreement, we and Syngenta will collaborate to enhance the biotechnology research platform developed at TMRI and to discover and develop products for plant science and other applications, including plant traits and products for the food, animal feed and natural fiber markets, as well as antibody and other biopharma products under projects to be agreed to between us and Syngenta. Syngenta will have responsibility for development and commercialization decisions and activities under the collaboration. We will receive from Syngenta a minimum of $118 million in research and development funding over the initial seven-year term of the Collaboration Agreement and will commit specified levels of scientific staffing to our activities under the collaboration. We will be eligible to receive milestone payments and royalties under the Collaboration Agreement upon product development and commercialization by Syngenta with respect to sales of products incorporating biomolecules discovered or developed under the collaboration.

Under the Collaboration Agreement, we will conduct research and development activities exclusively for Syngenta in Syngenta’s exclusive field as defined in the Collaboration Agreement for so long as we receive at least a specified annual level of funding from Syngenta under the Collaboration Agreement and for an additional period thereafter. Once these exclusivity obligations expire, we and Syngenta will not compete with any project or product under the collaboration until the product is commercialized or the project or product is discontinued, subject to certain exceptions. In addition, Syngenta will not enter into new agreements with third parties for microbe and microbial gene discovery and/or molecular evolution using the same or substantially similar technologies commercially available now and available from us to develop a product that is the same or substantially similar to a project or product under the collaboration and will not use biomolecules discovered under the collaboration with a third party for microbe and microbial gene discovery and/or molecular evolution or start any new projects which are directly competitive with active projects under the collaboration, in each case, for the period specified in the Collaboration Agreement. For more information about the Collaboration Agreement, you should read “Our Proposed Transactions With Syngenta and TMRI—The Collaboration Agreement.” In addition, we urge you to read in its entirety the redacted Collaboration Agreement, which has been filed as an exhibit to a Current Report on Form 8-K that is incorporated by reference in this proxy statement.

The Intellectual Property Rights License (see page 28)

The Intellectual Property Rights License is effective as of the date we consummate our proposed transactions with Syngenta and TMRI under the Transaction Agreement. Under the Intellectual Property Rights License, Syngenta will grant us exclusive, perpetual, irrevocable and royalty-free licenses to intellectual property rights of Syngenta used in activities conducted at TMRI that primarily involve tools, technologies and methods relating to proteomics, metabolomics, RNA dynamics, and bioinformatics and methods to analyze and link these components of genomics or that primarily relate to TMRI’s fungal program, for use outside of Syngenta’s exclusive field as defined in the Collaboration Agreement. Our license relating to TMRI’s fungal program is contingent upon our hiring at least two employees from TMRI’s pathogen research team in connection with our proposed transactions with Syngenta and TMRI. We expect that we will use these licenses primarily in the pharmaceutical field. We may sublicense these licenses to companies we spin out, affiliates, and third parties to which we transfer all or substantially all of the assets of the business to which the licensed intellectual property rights relate, subject to conditions described in the Intellectual Property Rights License. For more information about the Intellectual Property Rights License, you should read “Our Proposed Transactions with Syngenta and TMRI—The Intellectual Property Rights License.” In addition, we urge you to read in its entirety the Intellectual Property Rights License, which has been filed as an exhibit to a Current Report on Form 8-K that is incorporated by reference in this proxy statement.

The Registration Rights Agreement (see page 29)

The common stock and the Warrant, and the shares of our common stock issuable upon exercise of the Warrant, that we intend to issue in connection with our proposed transactions with Syngenta and TMRI will be restricted securities for purposes of federal securities laws. Pursuant to the Registration Rights Agreement, each of the following will be entitled to have the shares described below registered publicly under certain circumstances:

•	Syngenta Seeds AG, a Syngenta affiliate, as the holder of 1,928,610 shares of our common stock on the date of the Registration Rights Agreement;

•
the holders of the common stock and the shares of our common stock issuable upon exercise of the Warrant that we intend to issue to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI; and

•
Syngenta, TMRI and their affiliates with respect to shares of our common stock that those entities acquire following consummation of our proposed transactions with Syngenta and TMRI to maintain their aggregate ownership percentage in us immediately after giving effect to those transactions, assuming full exercise of the Warrant.

For more information about the Registration Rights Agreement, you should read “Our Proposed Transactions With Syngenta and TMRI—The Registration Rights Agreement.” In addition, we urge you to read in its entirety the Registration Rights Agreement, which has been filed as an exhibit to a Current Report on Form 8-K that is incorporated by reference in this proxy statement.

The Stockholders Agreement (see page 31)

Certain of our major investors as well as certain of our directors and executive officers entered into a Stockholders Agreement with Syngenta and TMRI pursuant to which they agreed to vote all of the shares of our common stock held by them in favor of the issuance of common stock and the Warrant to Syngenta or its affiliates for which we are seeking stockholder approval at the Special Meeting. Our stockholders that are parties to the Stockholders Agreement collectively held approximately 27.4% of our outstanding common stock on the date that they entered into the Stockholders Agreement. In addition, under the Transaction Agreement, Syngenta agreed to cause its affiliate Syngenta Seeds AG, which held approximately 5.4% of our outstanding common stock as of the date that the Transaction Agreement was signed, to vote all of its shares in favor of the issuance. Accordingly, stockholders who held approximately 32.8% of our outstanding common stock as of the date that we entered into the transaction documents with Syngenta and TMRI that are described in this proxy statement have agreed to vote all of their shares in favor of the issuance. For more information about the Stockholders Agreement, you should read “Our Proposed Transactions with Syngenta and TMRI—The Stockholders Agreement.” In addition, we urge you to read in its entirety the Stockholders Agreement, which has been filed as an exhibit to a Current Report on Form 8-K that is incorporated by reference in this proxy statement

The Warrant (see page 31)

In connection with the closing of our proposed transactions with Syngenta and TMRI, we will issue to Syngenta or its affiliates the Warrant that will represent 3% of our outstanding common stock as of the time we consummate those transactions, after giving effect to the issuance of those shares and our additional issuance of common stock to Syngenta or its affiliates that will occur upon consummation of those transactions. If we had consummated our proposed transactions with Syngenta and TMRI on December 3, 2002, the Warrant that we would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of our common stock. The Warrant’s exercise price will initially be $22 per share and may be adjusted for stock splits, stock combinations, stock dividends, recapitalizations and the like. The Warrant’s exercise price is also subject to adjustment pursuant to weighted average anti-dilution provisions in the event we issue shares of our common stock or common stock equivalents for less than the then-current market price, as calculated in accordance with the Warrant, subject to exceptions for issuances of common stock or common stock equivalents by us pursuant to employee stock option or purchase plans or in connection with certain types of equity financings that customarily involve issuances of common stock at a discount to current market value, up to certain specified discount amounts. The Warrant will be exercisable at any time between the fifth and fifteenth anniversaries of the date we consummate our proposed transactions with Syngenta and TMRI. The Warrant also contains a cashless exercise feature. For more information about the Warrant, you should read “Our Proposed Transactions With Syngenta and TMRI—The Warrant.” In addition, we urge you to read in its entirety the Warrant, which has been filed as an exhibit to a Current Report on Form 8-K that is incorporated by reference in this proxy statement.

The Amendment to Our Rights Agreement (see page 32)

In connection with entering into the transaction documents described above, we amended our rights agreement to provide that, with respect to Syngenta, Syngenta Seeds AG, a Syngenta affiliate which held 1,928,610 shares of our common stock as of the date of the amendment to the rights agreement, and their respective affiliates and associates, the threshold will be 22% rather than 15% for the aggregate beneficial ownership of our common stock that their holdings may not exceed without triggering the separation of the rights under the rights agreement from our common stock. In the event that the Transaction Agreement is terminated pursuant to its terms, the amendment to the rights agreement will be deemed null and void and of no force or effect. The rights plan is intended to deter any attempt to acquire us in a manner or on terms not approved by our Board of Directors. The rights include features that would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring us in those circumstances. For more information about the amendment to our rights agreement, you should read “Our Proposed Transactions With Syngenta and TMRI—The Amendment to Our Rights Agreement.” In addition, we urge you to read in its entirety the amendment to our rights agreement, which has been filed as an exhibit to a Current Report on Form 8-K that is incorporated by reference in this proxy statement.

Effect on existing stockholders of our issuance of common stock and the Warrant to Syngenta or its affiliates

If we consummate our proposed transactions with Syngenta and TMRI, Syngenta, including its affiliates, will become our largest stockholder. Accordingly, Syngenta, including its affiliates, may be able to exert significant influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and mergers or other business combinations. In addition, Syngenta and its affiliates and our other stockholders that hold at least 5% of our outstanding common stock would be able to substantially influence the outcome of all matters requiring stockholder approval if those parties were to act together following consummation of our proposed transaction with Syngenta and TMRI. Syngenta’s and its affiliates’ interests, together with the interests of our 5% stockholders, may not always coincide with our interests or the interests of our other stockholders. For example, Syngenta and these other stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change of control of us otherwise favored by our other stockholders.

Consequences of non-approval

If we do not obtain stockholder approval for the issuances of common stock and the Warrant to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI, we will not issue the common stock and the Warrant and none of those transactions will be consummated.

Regulatory approval

Completion of our proposed transactions with Syngenta and TMRI is subject to compliance with federal antitrust laws. Under these laws, we and each of Syngenta and TMRI will be required to furnish certain information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and meet certain requirements, including waiting period requirements, before we can consummate the transactions.

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL AND THE RELATED TRANSACTIONS

The following questions and answers briefly address some commonly asked questions about the proposal that is being submitted to our stockholders at the Special Meeting. They are for your convenience only. Background information related to the proposal is also discussed. You should still carefully read this proxy statement in its entirety as well as the documents incorporated by reference into this proxy statement and the exhibits thereto.

Q:	What will be voted on at the Special Meeting?

A: At the Special Meeting you will be voting on the following proposal:

Proposal 1:
To approve the issuance of shares of our common stock and the Warrant and the issuance of shares of our common stock upon exercise of the Warrant to Syngenta or its affiliates, in connection with the consummation of the transactions contemplated by a series of agreements we entered into with Syngenta and TMRI on December 3, 2002. We intend to issue to Syngenta or its affiliates shares of our common stock that will represent 14% of our outstanding common stock and the Warrant that will represent 3% of our outstanding common stock, in each case as of the time we consummate our proposed transactions with Syngenta and TMRI and after giving effect to those issuances and assuming the full exercise of the Warrant. If we had consummated our proposed transactions with Syngenta and TMRI on December 3, 2002, we would have issued approximately 6,031,749 shares of common stock to Syngenta or its affiliates upon consummation of those transactions, and the Warrant that we would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of our common stock. The Warrant’s initial exercise price is $22 per share and the Warrant will be exercisable at any time beginning on the fifth anniversary and ending on the fifteenth anniversary of the date we consummate our proposed transactions with Syngenta and TMRI.

You will also be asked to vote on any other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Presently, we do not anticipate that any other business will be brought before the Special Meeting.

Q:	Why are we seeking stockholder approval for this proposal?

A: Our common stock is listed on The Nasdaq National Market under the symbol “DVSA.” Under Nasdaq’s rules, listed companies are required to obtain stockholder approval prior to issuing securities that would result in a “change of control,” which is deemed, under Nasdaq’s policies, to occur upon a stockholder acquiring a 20% or greater beneficial interest in the outstanding voting securities of a listed company. This rule applies to our proposed transactions with Syngenta and TMRI because Syngenta, together with its affiliates, for purposes of Nasdaq’s rules, will beneficially hold approximately 21.5% of our outstanding common stock following consummation of those transactions. This calculation includes shares of our common stock held by Syngenta Seeds AG, a Syngenta affiliate, which held approximately 5.4% of our outstanding common stock as of the date the Transaction Agreement was signed, and assumes full exercise of the Warrant, which Nasdaq’s rules require. Nasdaq’s rules and policies also require Nasdaq listed companies to obtain stockholder approval prior to issuing securities in connection with an asset acquisition if any holder of 5% or more of the company’s outstanding common stock holds a 5% or greater interest in the assets being acquired. This rule applies to our proposed transactions with Syngenta and TMRI because Syngenta, together with its affiliates, currently holds more than 5% of our outstanding common stock and is the direct or indirect owner of all the assets that we intend to acquire in connection with those transactions. Nasdaq’s rules further require Nasdaq listed companies to obtain stockholder approval prior to issuing securities if the company proposes to issue common stock and securities exercisable for common stock in connection with an asset acquisition in an amount that is equal to or exceeds 20% of the company’s outstanding voting shares or outstanding common stock prior to the issuance. This rule applies to our proposed transactions with Syngenta and TMRI because the common stock and the Warrant that we intend to issue to Syngenta or its affiliates when we consummate those transactions will represent approximately 20.5% of our outstanding common stock before consummation of those transactions. At the

Special Meeting, we will seek stockholder approval of our issuance of common stock and the Warrant to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI to comply with the Nasdaq rules described above.

Q:	Why do we want to consummate our proposed transactions with Syngenta and TMRI?

A: We believe that our proposed transactions with Syngenta and TMRI will provide substantial strategic, technological, and financial benefits to us. We believe that those transactions will advance the development of our pharmaceutical platform technologies as well as accelerate our product development efforts across all of our target markets.

Q:
Has our Board of Directors approved our proposed transactions with Syngenta and TMRI, including our issuance of common stock and the Warrant to Syngenta or its affiliates in connection with those transactions?

A: Yes. After careful consideration, our Board of Directors has approved our proposed transactions with Syngenta and TMRI, including our issuance of common stock and the Warrant to Syngenta or its affiliates in connection with those transactions, and recommends that our stockholders vote to approve the issuance.

Q:	What vote of our common stockholders is required to approve Proposal 1?

A: Under Nasdaq’s rules, the minimum vote which will constitute stockholder approval for Proposal 1 shall be a majority of the total votes cast on Proposal 1 in person or represented by proxy at the Special Meeting so long as a majority of the shares entitled to vote are represented in person or by proxy at the Special Meeting.

Q:	Have any of our common stockholders already agreed to vote to approve Proposal 1?

A: Yes. Certain of our major investors as well as certain of our directors and executive officers entered into a Stockholders Agreement with Syngenta and TMRI pursuant to which they agreed to vote all of the shares of our common stock held by them in favor of the issuance of common stock and the Warrant to Syngenta or its affiliates for which we are seeking stockholder approval at the Special Meeting. Our stockholders that are parties to the Stockholders Agreement collectively held approximately 27.4% of our outstanding common stock on the date that they entered into the Stockholders Agreement. In addition, under the Transaction Agreement, Syngenta agreed to cause its affiliate Syngenta Seeds AG, which held approximately 5.4% of our outstanding common stock as of the date that the Transaction Agreement was signed, to vote all of its shares in favor of the issuance. Accordingly, stockholders who held approximately 32.8% of our outstanding common stock as of the date that we entered into the transaction documents with Syngenta and TMRI that are described in this proxy statement have agreed to vote all of their shares in favor of the issuance.

Q:	What material agreements did we enter into with Syngenta and TMRI in connection with our proposed transactions with them?

A: On December 3, 2002, we entered into the following material agreements relating to our proposed transactions with Syngenta and TMRI:

•	with Syngenta and TMRI, the Transaction Agreement;

•	with Syngenta, the Collaboration Agreement;

•	with Syngenta, the Intellectual Property Rights License; and

•	with Syngenta, TMRI and Syngenta Seeds AG, the Registration Rights Agreement.

We also agreed to issue the Warrant referenced above to Syngenta or its affiliates in connection with the consummation of our proposed transactions with Syngenta and TMRI. The agreements listed above are described in further detail under “Our Proposed Transactions with Syngenta and TMRI” in this proxy statement. These agreements are also filed as exhibits to a Current Report on Form 8-K that is incorporated by reference in this proxy statement. You are not being asked to approve any of these agreements.

Q:	What will happen if Proposal 1 is not approved by our stockholders?

A: We will not issue the common stock and the Warrant to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI and none of those transactions will be consummated.

Q:	What do I need to do now in connection with the Special Meeting?

A: After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. A majority of shares entitled to vote must be represented at the Special Meeting, either in person or by proxy duly authorized, to enable us to conduct business at the Special Meeting.

Q:	What do I do if I want to change my vote after submitting my proxy?

A: You can revoke your proxy at any time before the final vote at the Special Meeting. You may revoke your proxy by either filing a written notice of revocation or a duly executed proxy bearing a later date, with our secretary at our principal executive offices located at 4955 Directors Place, San Diego, California 92121, or you may revoke your proxy by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me without my instructions?

A: No. You should instruct your broker to vote your shares, following the instructions provided by your broker. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on Proposal 1 as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to Proposal 1, these non-voted shares will be counted for quorum purposes but are not deemed to be voted for purposes of determining whether stockholder approval of Proposal 1 has been obtained.

Q:	Who can help answer questions?

A: If you have any additional questions about what you are being asked to approve or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, please contact Martin Sabarsky, our Senior Director of Corporate Development & Compliance, at (858) 526-5000.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at the Special Meeting of Stockholders to be held on [•], 2003 at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at our principal executive offices at 4955 Directors Place, San Diego, California 92121. We intend to mail this proxy statement and accompanying proxy card on or about December [•], 2002 to all stockholders entitled to vote at the Special Meeting.

Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers, or our other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of our common stock at the close of business on December 24, 2002 will be entitled to notice of and to vote at the Special Meeting. At the close of business on December 24, 2002, we had outstanding and entitled to vote [•] shares of our common stock. Each holder of record of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

All votes will be tabulated by the inspector of elections appointed for the Special Meeting. Affirmative and negative votes, abstentions, and broker non-votes will be tabulated separately. Abstentions will be counted towards the tabulation of votes cast on Proposal 1 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether Proposal 1 has been approved.

Shares of our common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted FOR the approval of Proposal 1. No business other than that set forth in the accompanying Notice of Special Meeting is expected to come before the Special Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy card will vote the shares they represent in accordance with their best judgment.

Adjournments

Adjournments of the Special Meeting may be made for the purpose of, among other things, soliciting additional proxies in favor of Proposal 1. An adjournment may be made from time to time by the holders of shares of our common stock representing a majority of the votes present in person or by proxy at the Special Meeting, whether or not a quorum is present, without further notice other than by an announcement made at the Special Meeting. No proxies voted against approval of Proposal 1 will be voted in favor of adjournment of the Special Meeting for the purpose of soliciting additional proxies.

Quorum

A quorum of stockholders will be necessary to take action at the Special Meeting. A quorum is present if at least a majority of our outstanding common shares entitled to vote are represented at the Special Meeting in person or by proxy duly authorized. Abstentions and broker non-votes are counted for purposes of establishing a quorum.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date, with our secretary at our principal executive offices located at 4955 Directors Place, San Diego, California 92121, or it may be revoked by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke the proxy.

Representatives of Our Accountants

We expect that representatives of our principal accountants for 2001 and 2002 will be present at the Special Meeting, and as a result they will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and proxy card for our 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the proxy rules of the SEC was December 13, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy statement for our 2003 annual meeting of stockholders must do so by no later than February 20, 2003 and no earlier than January 21, 2003. Stockholders are also advised to review our bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

FORWARD-LOOKING STATEMENTS—SAFE HARBOR

This proxy statement, the notice of the Special Meeting, the letter to stockholders regarding the Special Meeting, and the documents incorporated by reference into this proxy statement contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about us, Syngenta and TMRI. These include statements related to: investments in our core technologies, investments in our internal product candidates, our ability to enter into additional biodiversity access agreements, the discovery, development, and/or optimization of novel genes, enzymes, and other biologically active compounds, the development and commercialization of products and product candidates, the opportunities in our target markets, the benefits to be derived from our current and future collaborations, including our collaboration with Syngenta, our plans for future business development activities, our estimates regarding market sizes and opportunities, our future revenue, profitability, and capital requirements, the consummation of our proposed transactions with Syngenta and TMRI, our acquiring a license relating to TMRI’s fungal program under the Intellectual Property Rights License upon consummation of our proposed transactions with Syngenta and TMRI, our expected use of our licenses under the Intellectual Property Rights License, the ability of our collaboration with Syngenta and the proposed transactions among us, Syngenta and TMRI to accelerate product development and advance our programs, our ability and Syngenta’s ability to discover, develop and successfully commercialize products under the collaboration between us and Syngenta, our ability to achieve milestones under our collaboration with Syngenta and receive related milestone and royalty payments when anticipated or at all, the number of TMRI employees who will be offered and accept employment with us, the timing for the Special Meeting and whether Proposal 1 will be approved, the ability of our collaboration with Syngenta to enable Syngenta to improve its competitive position, customer service and cost efficiencies, and generally the ability of Syngenta and us to realize the expected benefits of our collaboration with Syngenta and our proposed transactions with Syngenta and TMRI, all of which are prospective. Without limiting the foregoing, words such as “anticipates,” “believes,” “expects,” “intends,” “plans” and similar expressions are intended to identify forward-looking statements.

All of these forward-looking statements are only predictions of our management and Syngenta’s management and reflect expectations and assumptions as of the date of this proxy statement or the date of the document incorporated by reference into this proxy statement, as applicable, based on then-available operating, financial, competitive or other information. Risks and uncertainties and the occurrence of other events could cause actual events or results to differ materially from these predictions. Factors that could cause or contribute to differences include, but are not limited to: risks involved with our new and uncertain technologies, risks associated with our dependence on patents and proprietary rights, risks associated with our protection and enforcement of our patents and proprietary rights, our dependence on existing collaborations, our ability to enter into and/or maintain collaboration and joint venture agreements, our ability to commercialize products directly and through our collaborators, the timing of anticipated product launches, the development or availability of competitive products or technologies, risks involved with either Syngenta or us failing to satisfy the closing conditions for our proposed transactions with Syngenta and TMRI, either Syngenta or us failing to devote adequate resources to our collaboration with Syngenta, Syngenta’s new and uncertain technologies and the utility of those technologies and our new and uncertain technologies to enable the collaboration between us and Syngenta to discover, develop and successfully commercialize products, the dependence on patents and proprietary rights of the collaboration between us and Syngenta, Syngenta’s protection and enforcement of its patents and proprietary rights, and our failure to attract and retain an adequate number of TMRI employees. You should carefully consider the risk factors set forth below, as well as in the documents incorporated by reference into this proxy statement that we have filed with the SEC, in evaluating whether to vote your shares of common stock to approve Proposal 1.

RISK FACTORS

Failure to attract and retain employees of TMRI or other key employees could diminish the benefits we expect to realize from our proposed transactions with Syngenta and TMRI.

We have agreed to use commercially reasonable efforts to make sufficient offers to certain TMRI employees to be mutually agreed upon between the parties in order to lead to our hiring 59 employees of TMRI, with their employment being conditioned upon the consummation of our proposed transactions with Syngenta and TMRI. There can be no assurance that any TMRI employee to whom we make an employment offer will accept employment with us. The success of our collaboration with Syngenta and the benefits that we otherwise expect to realize from our proposed transactions with Syngenta and TMRI will depend significantly on our ability to recruit TMRI employees to accept employment offers with us and on our ability to retain these employees. If we are unable to attract or retain these employees, or if we are otherwise unable to attract and retain other employees who may be critical to our collaboration with Syngenta or otherwise in connection with our proposed transactions with Syngenta and TMRI, we could lose key information, expertise or know-how related to the collaboration, incur unanticipated additional recruiting and training costs and otherwise not realize the benefits we expect from those transactions.

If we are not successful in integrating TMRI’s intellectual property rights and related assets, some of the anticipated benefits to us of our proposed transactions with Syngenta and TMRI may not be realized.

If we and our stockholders are to realize the anticipated benefits of our proposed transactions with Syngenta and TMRI, the intellectual property rights and related assets we are licensing and acquiring from Syngenta and TMRI must be integrated and combined efficiently with our own assets and operations. We cannot assure you that the integration will be successful or that we will realize the anticipated benefits of our transactions with Syngenta and TMRI. Similarly, we cannot assure you that our stockholders will realize greater value through our proposed transactions with Syngenta and TMRI than they would realize without them.

The difficulties of integration may be increased by the need to integrate personnel with disparate scientific, technical and business backgrounds and combine different corporate cultures and approaches. We cannot assure you that there will not be substantial costs associated with the integration process, that integration activities will not negatively impact our operating results or result in a decrease in the value of our common stock, or that there will not be other material adverse effects to our business or operations from our integration efforts.

We and Syngenta are responsible for the success of our mutual research collaboration, and the failure of Syngenta to develop and commercialize products under the collaboration, or our failure to perform under or otherwise manage the collaboration, will diminish the benefits that we expect to receive from our proposed transactions with Syngenta and TMRI.

Apart from committed research and development funding of at least $118 million over the initial seven-year term of the Collaboration Agreement, we will have limited or no control over the resources that Syngenta may devote to our mutual collaboration. Syngenta may fail to perform its obligations as expected. Syngenta may terminate the Collaboration Agreement under certain circumstances, or otherwise fail to conduct its collaborative activities successfully and in a timely manner. In particular, Syngenta may not develop products arising out of the collaboration or devote sufficient resources to the development, manufacture, marketing or sale of these products. If any of these events occur, we will not derive the full benefits that we expect from our collaboration with Syngenta. Our collaboration with Syngenta, and the benefits that we expect to derive from that collaboration, could also be harmed if:

•	we do not achieve our research and development objectives under the collaboration;

•	we develop products or processes or enter into additional collaborations that, while consistent with our obligations under the Collaboration Agreement, conflict with Syngenta’s business objectives;

•	we disagree with Syngenta regarding elements of the research program, including projects that will be funded;

•	despite the provisions in the Collaboration Agreement governing intellectual property rights, we and Syngenta disagree as to intellectual property rights that are developed under the collaboration;

•	we are unable to concurrently manage our collaboration with Syngenta and our other collaborations;

•	Syngenta becomes a competitor of ours or enters into agreements with our competitors; or

•	subject to its obligations under the Collaboration Agreement, Syngenta becomes less willing to expend its resources under the collaboration for any reason.

Following consummation of our proposed transactions with Syngenta and TMRI, Syngenta and its affiliates may be able to exert significant influence over our significant corporate decisions.

If we consummate our proposed transactions with Syngenta and TMRI, Syngenta, including its affiliates, will become our largest stockholder. Accordingly, Syngenta, including its affiliates, may be able to exert significant influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and mergers or other business combinations. In addition, Syngenta and its affiliates and our other stockholders that hold at least 5% of our outstanding common stock would be able to substantially influence the outcome of all matters requiring stockholder approval if those parties were to act together following consummation of our proposed transactions with Syngenta and TMRI. Syngenta’s and its affiliates’ interests, together with the interests of our 5% stockholders, may not always coincide with our interests or the interests of our other stockholders. For example, Syngenta and these other stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change of control of us otherwise favored by our other stockholders.

OUR PROPOSED TRANSACTIONS WITH SYNGENTA AND TMRI

Our Background

We were incorporated in December 1992 and began operations in May 1994. We are a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. We are directing our integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. We have already formed significant joint ventures with The Dow Chemical Company (named Innovase LLC) and with Syngenta Seeds AG, a Syngenta affiliate, focused on near-term commercialization of products for the industrial and agricultural markets, respectively. In addition, we have formed alliances with market leaders, such as Celera Genomics, The Dow Chemical Company, GlaxoSmithKline plc, Invitrogen Corporation, and Syngenta Biotechnology, Inc., another Syngenta affiliate. Our product-related revenues to date are comprised of research kits, Pyrolase™ 160 enzyme and Pyrolase 200 enzyme, enzymes used in oil and gas recovery, and royalties from sales of ThermalAce™, a DNA polymerase licensed to Invitrogen Corporation for molecular biology research applications.

We have developed proprietary genomic methodologies and technologies to tap the commercial potential of uncultured microorganisms, which make up more than 99% of the Earth’s genetic diversity. We are able to identify product candidates efficiently utilizing our patented and proprietary ultra high-throughput screening technologies, which are capable of screening more than one billion genes per day. Today, we are the only company applying all of these capabilities to directly extract novel and commercially valuable genes and gene pathways for applications across our target markets.

We also have the ability to selectively apply multiple evolution technologies for optimizing both environmentally derived genes and human genes. We believe the combination of these two methods is unique in the industry and provides us with a significant competitive advantage. Our Gene Site Saturation Mutagenesis™ (GSSM™) technology is a powerful, comprehensive point mutagenesis system designed to optimize characteristics such as enzyme stability or binding affinity, while minimizing immunogenicity.

We use an important complementary technology, Tunable GeneReassembly™, to synthesize DNA fragments and reassemble them to create novel genes. This proprietary, next-generation method is superior to several existing technologies in that it does not require highly-related gene sequences to create significant improvements in product performance. These technologies represent powerful and complementary tools to overcome many existing product development barriers.

Current Alliances with Syngenta Affiliates and Interests of Certain Persons

In January 1999, we entered the agricultural biotechnology arena through a strategic alliance with Syngenta Biotechnology, Inc., a Syngenta affiliate, which was formerly known as Syngenta Agribusiness Biotechnology Research, Inc. This alliance covers a multi-project collaborative research and development agreement to develop products for crop enhancement and improved agronomic performance. Under the terms of the agreement, we are utilizing our unique discovery and screening technologies to identify and optimize genes and gene pathways for use in transgenic crops. The initial projects focus on new genomic approaches that will provide improved performance and quality traits in crops and enhance production. In conjunction with the transaction, Syngenta Biotechnology purchased 5,555,556 shares of our Series E convertible preferred stock, paid a technology access fee, and provided project research funding to us, for aggregate total proceeds of $12.5 million. The Series E convertible preferred stock purchased by Syngenta Biotechnology was converted into shares of our common stock in connection with our initial public offering in February 2000. As of December 3, 2002, Syngenta’s affiliate, Syngenta Seeds AG, continued to hold these shares of our common stock, which represented approximately 5.4% of our outstanding common stock at that time. During 2000, we expanded our collaboration agreement with Syngenta Biotechnology to further develop and optimize novel synthesis routes to crop protection chemicals. Under the terms of the agreement, we will receive research payments, milestones, and product royalties. We receive additional funding as projects are added under this agreement.

In December 1999, we formed a five-year, renewable strategic alliance with Syngenta Seeds AG, formerly known as Novartis Seeds AG, another Syngenta affiliate. Through a contract joint venture, named Zymetrics, we are pursuing opportunities jointly with Syngenta Seeds in the field of animal feed and agricultural product processing. Both parties share in the management of the venture and fund a portion of its sales and marketing costs. Under the agreement, Syngenta Seeds receives exclusive, worldwide rights in the field of animal feed and project exclusive, worldwide rights in the field of agricultural product processing. Syngenta Seeds agreed to pay us $20.0 million for the rights granted under this agreement, of which $15.0 million was paid in February 2000 and $5.0 million was paid in June 2001. We will receive a share of the profits from Zymetrics and in the form of royalties on any product sales.

Either party may terminate these agreements in the event a material breach remains uncured for 90 days. Syngenta Biotechnology and Syngenta Seeds may terminate these agreements within 60 days of a change of control of us. Our proposed transactions with Syngenta and TMRI do not constitute a change of control of us for purposes of these agreements.

Background of the Transactions

In January 1999, we entered into a collaboration agreement with Syngenta Biotechnology, Inc., a Syngenta affiliate, to co-develop products for crop enhancement and improved agronomic performance. In December 1999, we formed a strategic alliance with Syngenta Seeds AG, another Syngenta affiliate, to pursue development opportunities in the areas of animal feed and agricultural product processing through a contract joint venture called Zymetrics. Also in 1999, we discussed with TMRI (formerly Novartis Agricultural Discovery Institute) the possibility of collaborating on multiple research and development projects. During these discussions, we exchanged certain information with TMRI.

From time to time, our management has held exploratory discussions with other companies about possible strategic alliances, including business combinations, as part of its ongoing consideration of various strategic alternatives for us. On March 4, 2002, Jay Short, Ph.D., our President and Chief Executive Officer, met with Adrian Dubock, Head: Mergers & Acquisitions, Ventures & Licensing for Syngenta, in San Diego and the parties discussed the possibility of developing further the strategic relationship between Syngenta and us. Although no understanding was reached at that time, in order to facilitate future discussions among Syngenta, TMRI and us regarding a possible strategic relationship or business combination among the parties, on April 12, 2002 we entered into a confidentiality agreement with Syngenta International AG whereby each party agreed to maintain the confidentiality of our future discussions, which confidentiality agreement was subsequently amended to add Syngenta as a party as well.

In April and May 2002, three additional meetings were held between our management and Syngenta’s representatives regarding potential structuring alternatives for our possible transactions with Syngenta and TMRI, which included our acquisition of certain intellectual property rights and tangible assets of TMRI and a collaboration between Syngenta and us. While no understanding was reached at this time, the parties agreed to continue discussions.

On May 20, 2002, our management presented a summary of TMRI’s business and provided a preliminary overview of possible transactions between us, Syngenta and TMRI to our Board of Directors. Our Board of Directors was subsequently updated on the status of the discussions between us and Syngenta in a letter from Dr. Short dated June 3, 2002.

On June 7, 2002, we formally engaged Bear, Stearns & Co. Inc. to serve as our financial advisor in connection with our possible transactions with Syngenta and TMRI.

On June 10 and 11, 2002, our management, along with our representatives from Bear Stearns and Cooley Godward LLP, our outside legal counsel, met with Syngenta’s representatives, including Goldman Sachs & Co., its financial advisor, and Davis Polk & Wardwell, Syngenta’s counsel, to discuss more specifically the terms of our possible transactions with Syngenta and TMRI, although no agreement was reached at this time.

On June 19, 2002, the discussions between us and Syngenta reached a temporary impasse due to, among other reasons, the parties’ failure to agree on the valuation of certain of TMRI’s intellectual property and assets and related issues.

In August 2002, Syngenta reinitiated discussions with us regarding our possible transactions with Syngenta and TMRI on revised terms. On August 30, 2002, Syngenta delivered a draft proposal to us outlining our possible transactions with Syngenta and TMRI. After reviewing this proposal, our senior management concluded that additional discussions between us and Syngenta were warranted.

During September 2002, our management held additional meetings with representatives of Syngenta to discuss the terms of our possible transactions with Syngenta and TMRI.

On September 26, 2002, at a regularly scheduled meeting of our Board of Directors, our management presented the material terms of our possible transactions with Syngenta and TMRI. After a full discussion, our Board of Directors authorized our management to continue negotiations with Syngenta.

On October 2, 2002, Syngenta provided us with drafts of the Transaction Agreement and related transaction documents, which were reviewed by our management and advisors. We subsequently held discussions regarding those documents with Syngenta’s representatives.

On October 10, 2002, based on our previous discussions with Syngenta, Syngenta provided us with revised drafts of the Transaction Agreement and related transaction documents, which were then reviewed by our management and advisors.

On October 20, 2002, we provided Syngenta with a revised draft of the Transaction Agreement and related transaction documents, reflecting our proposed changes thereto.

On October 24 and 25, 2002, our management and representatives from Cooley Godward attended meetings with representatives from Syngenta and Davis Polk & Wardwell regarding the terms of our possible transactions with Syngenta and TMRI. Although many issues remained to be addressed, the parties reached agreement on many of the key terms of our possible transactions with Syngenta and TMRI.

On October 27, 2002, Dr. Short sent a letter to our Board of Directors summarizing the key terms of our possible transactions with Syngenta and TMRI.

On October 30, 2002, Syngenta provided us with revised drafts of documents relating to our possible transactions with Syngenta and TMRI, which were then reviewed by our management and advisors. We subsequently held discussions regarding the documents with Syngenta’s representatives.

On November 9, 2002, Syngenta provided us with a revised draft of the Collaboration Agreement, which was then reviewed by our management and advisors. We subsequently held discussions with Syngenta’s representatives regarding the drafts of the transaction documents.

On November 12, 2002, at a special telephonic meeting of our Board of Directors, our management apprised our Board of Directors of the status of our negotiations with Syngenta.

On November 12 and 13, 2002, representatives from Syngenta and its counsel conducted due diligence of our business at our headquarters in San Diego.

On November 19 and 20, 2002, our management and key scientific employees, along with representatives from Cooley Godward and Bear Stearns, conducted due diligence of TMRI’s business in San Diego.

On November 21, 2002, at a special telephonic meeting of our Board of Directors, our management, along with representatives of Bear Stearns, gave a detailed presentation to our Board of Directors regarding the material terms of the proposed Transaction Agreement and the related transaction documents. In addition, representatives of Bear Stearns made a presentation regarding the financial terms of our possible transactions with Syngenta and TMRI, explaining to our Board of Directors in detail the preliminary analyses undertaken by Bear Stearns regarding those transactions.

On November 26, 2002, our Board of Directors was provided with copies of the proposed Transaction Agreement and related transaction documents substantially in their final form for their review.

On December 3, 2002, a meeting was held between our management and representatives and Syngenta’s representatives to finalize the proposed Transaction Agreement and the related transaction documents. On that date, at a special telephonic meeting of our Board of Directors, our management provided an update to our Board of Directors on the final negotiated terms of the Transaction Agreement and related transaction documents. Additionally, representatives of Bear Stearns made their final presentation to our Board of Directors regarding the analysis of our proposed transactions with Syngenta and TMRI. Bear Stearns then presented its oral opinion, which was subsequently confirmed in writing, that the consideration to be paid by us in connection with our proposed transactions with Syngenta and TMRI was fair, from a financial point of view, to us. After such presentations and discussions and careful consideration, our Board of Directors determined that our proposed transactions with Syngenta and TMRI are in our best interests and the best interests of our stockholders, approved those transactions and the Transaction Agreement and the related transaction documents, and resolved to recommend that our stockholders vote to approve Proposal 1.

Also on December 3, 2002, the parties executed the Transaction Agreement and the related transaction documents prepared in connection with our proposed transactions with Syngenta and TMRI and on December 4, 2002 issued a joint press release announcing those transactions.

Our Reasons for the Transactions

Our Board of Directors believes that our proposed transactions with Syngenta and TMRI will advance our pharmaceutical platform technologies as well as accelerate our product development efforts across all of our target markets. Our Board of Directors has unanimously approved our proposed transactions with Syngenta and TMRI and recommends a vote in favor of Proposal 1.

In reaching its decision to approve our proposed transactions with Syngenta and TMRI and the issuance of common stock and the Warrant to Syngenta or its affiliates in connection with those transactions, our Board of Directors consulted with senior members of our management team regarding the strategic, technological, and financial aspects of the transactions and the results of the due diligence efforts undertaken by management and our legal advisors. In addition, based on materials provided to Bear Stearns by us, Syngenta and TMRI, Bear Stearns discussed with our Board of Directors our proposed transactions with Syngenta and TMRI, the assets that we intend to purchase from Syngenta and TMRI, TMRI’s operations and personnel and various valuation analyses, among other factors. Our Board of Directors also considered Bear Stearns’ opinion (including the conditions, assumptions and limitations contained in their opinion) as to the fairness, from a financial point of view, to us, of the consideration to be paid by us in connection with our proposed transactions with Syngenta and TMRI. Our Board of Directors also consulted with representatives of Cooley Godward regarding the terms of our proposed transactions with Syngenta and TMRI. We also retained Deloitte & Touche LLP to provide valuation services to us in connection with our allocating the consideration to be paid by us in connection with our proposed transactions with Syngenta and TMRI. In reaching its decision to approve our proposed transactions with Syngenta and TMRI and the issuance of common stock and the Warrant in connection with those transactions, our Board of Directors considered a variety of factors, a number of which are summarized below:

•
Strengthened Technology Capabilities in the Pharmaceutical Arena.    Our Board of Directors reviewed the potential technology synergies and other benefits of our proposed transactions with Syngenta and TMRI within the pharmaceutical arena, including the complementary nature of the TMRI platform technologies with our technologies for the discovery and development of novel small molecules and protein therapeutics. Our Board of Directors also considered the scientific expertise and acumen of the research and development personnel of TMRI and concluded that our proposed transactions with Syngenta and TMRI would substantially enhance our research capabilities within the fields of proteomics, metabolomics, RNA dynamics and bioinformatics. Our Board of Directors also determined that the combination of the TMRI assets and technologies to be acquired and licensed with our existing technologies would enhance our technology offering to potential new pharmaceutical collaborators as well as our ability to discover and develop potential drug candidates generated by our Recombinant Natural Products Program and our Protein Therapeutics/Antibody Program.

•
Expansion and Acceleration of Product Development Efforts Under a Broad New Collaboration Agreement.    Our Board of Directors reviewed the terms of the Collaboration Agreement and concluded that the Collaboration Agreement would strengthen and diversify our internal and collaborative product pipeline with Syngenta in key agricultural, industrial, and pharmaceutical areas and enhance our strategic position within the biotechnology market. In addition, our Board of Directors noted that, in addition to receiving a commitment from Syngenta to pay us a minimum of $118 million in research and development funding over the initial seven-year term of the Collaboration Agreement, we have the opportunity under the Collaboration Agreement to earn substantial milestone payments and royalties for products successfully developed and commercialized by Syngenta. Our ability to receive milestone payments and royalties under the Collaboration Agreement is subject to a variety of factors, a number of which will be beyond our control, including certain of the factors set forth in the third risk factor in “Risk Factors,” and, therefore, there can be no assurance that we will receive any milestone payments or royalties under the Collaboration Agreement.

•
Terms of our Proposed Transactions with Syngenta and TMRI.    Our Board of Directors, with the assistance of counsel, considered the general terms of our proposed transactions with Syngenta and TMRI, including:

•
Exclusive, Perpetual, Royalty-Free License to TMRI Platform Technologies.    Our Board of Directors considered the fact that the Intellectual Property Rights License from Syngenta to us, which is described under “—The Intellectual Property Rights License” below, is exclusive to us, perpetual, and does not require us to pay royalties or any additional amounts to Syngenta.

•
Guaranteed Research Funding for Discovery and Development of New Products.    Our Board of Directors considered the fact that the Collaboration Agreement provides for a minimum of $118 million in research and development funding to be paid to us by Syngenta over the initial seven-year term of the Collaboration Agreement, in addition to the opportunity to receive substantial milestones and royalties if products are successfully developed and commercialized by Syngenta.

•
Fixed Percentage of Consideration.    Our Board of Directors considered the fact that the fixed percentages of the shares of common stock and the shares underlying the Warrant to be issued as consideration for our proposed transactions with Syngenta and TMRI provides certainty as to the percentage of the total shares of our common stock that Syngenta or its affiliates will own after those transactions, since those percentages are not tied to our common stock’s price and will not fluctuate with fluctuations in our common stock’s price between the date of the Transaction Agreement and the date we consummate these transactions.

•
Conditions to Consummation.    Our Board of Directors reviewed with counsel the conditions to consummation of our proposed transactions with Syngenta and TMRI, in particular the likelihood of obtaining the necessary regulatory approvals and stockholder approval, and the likelihood that the transactions would be consummated. Our Board of Directors believes that these approvals will be obtained in a timely fashion.

•
Opinion of Our Financial Advisor.    Our Board of Directors considered the opinion of Bear Stearns that, as of the date of its opinion, and based upon and subject to the conditions, assumptions and limitations described in the opinion and based on such other matters as Bear Stearns considered relevant, the consideration to be paid by us in connection with our proposed transactions with Syngenta and TMRI was fair from a financial point of view to us. See “—Opinion of Our Financial Advisor.”

In addition, our Board of Directors also identified and considered a variety of potentially negative factors in its deliberations concerning our proposed transactions with Syngenta and TMRI, including:

•	the research and development exclusivities granted by us to Syngenta as part of the Collaboration Agreement;

•	the risk that the potential benefits sought in those transactions might not be fully realized;

•	the possibility that those transactions might not be consummated, or that their consummation might be unduly delayed;

•	the effect of public announcement of those transactions on our common stock price;

•	the risk that management’s efforts to integrate the in-licensed technologies and the TMRI assets and employees will disrupt our operations;

•	the charges to be incurred in connection with those transactions, including costs of integrating the in-licensed technologies and the TMRI assets and employees and transaction expenses;

•	the risk that, despite the efforts of our management and Syngenta, key TMRI management and research and development personnel might not be attracted to or retained by us; and

•	various other risks associated with those transactions described in the section entitled “Risk Factors” and in the documents incorporated by reference into this proxy statement.

Our Board of Directors concluded, however, that these potentially negative factors could be managed or mitigated by us or were unlikely to have a material impact on our proposed transactions with Syngenta and TMRI or us, and that, overall, the potentially negative factors associated with those transactions were outweighed by the potential benefits of those transactions.

The above discussion of the factors considered by our Board of Directors is not intended to be exhaustive, but does set forth the principal factors considered by our Board of Directors. Our Board of Directors collectively reached the unanimous conclusion to approve our proposed transactions with Syngenta and TMRI in light of the various factors described above and other factors that each member of our Board of Directors felt were appropriate. In view of the wide variety of factors considered by our Board of Directors in connection with its evaluation of our proposed transactions with Syngenta and TMRI and the complexity of these matters, our Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our Board of Directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSAL 1.

Summary of the Terms of the Agreements

Set forth below are summaries of the main provisions of the following:

•	the Transaction Agreement;

•	the Collaboration Agreement;

•	the Intellectual Property Rights License;

•	the Registration Rights Agreement;

•	the Warrant;

•	the Stockholders Agreement; and

•	the amendment to our rights agreement.

These summaries of the Transaction Agreement, the Collaboration Agreement, the Intellectual Property Rights License, the Registration Rights Agreement, the Warrant, the Stockholders Agreement and the amendment to our rights agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the actual text of those agreements and documents, which have been filed as exhibits to Current Reports on Form 8-K that are incorporated by reference in this proxy statement.

The Transaction Agreement

General

Pursuant to the Transaction Agreement, we will, at closing of our proposed transactions with Syngenta and TMRI, among other actions:

•	acquire the licenses under the Intellectual Property Rights License;

•
purchase certain assets of Syngenta and TMRI relating to the research activities conducted at TMRI for which we are licensing intellectual property rights from Syngenta, and potentially assume certain miscellaneous liabilities under office equipment leases and equipment maintenance contracts, should we decide to acquire them as part of the asset purchase; and

•	receive an aggregate of $500,000 in cash from Syngenta and TMRI.

Pursuant to the Transaction Agreement, we will issue to Syngenta or its affiliates shares of our common stock that will represent 14% of our outstanding common stock and the Warrant that will represent 3% of our outstanding common stock, in each case as of the time we consummate our proposed transactions with Syngenta and TMRI and after giving effect to those issuances and assuming the full exercise of the Warrant. If we had consummated our proposed transactions with Syngenta and TMRI on December 3, 2002, we would have issued approximately 6,031,749 shares of common stock to Syngenta or its affiliates upon consummation of those transactions, and the Warrant that we would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of our common stock.

Our common stock has no preemptive rights, conversion rights, subscription rights or redemption or sinking fund provisions. The terms of the Warrant are described below under “—The Warrant.” It is impracticable to estimate the dollar value of the consideration that we will receive for issuing the common stock and the Warrant to Syngenta or its affiliates as part of our proposed transactions with Syngenta and TMRI because, in exchange for the common stock and the Warrant and the various obligations we are assuming under the agreements relating to those transactions, we are acquiring assets, intellectual property licenses, and $500,000 in cash, as well as entering into a collaboration with Syngenta. We intend to use the $500,000 in cash that we will receive from Syngenta and TMRI upon closing of our proposed transactions with them for integration-related expenses relating to those transactions.

Representations and Warranties

In the Transaction Agreement, we make customary representations and warranties to each of Syngenta and TMRI, some of which are subject to certain specified or disclosed exceptions, that relate to, among other matters:

•
our corporate organization, material governmental authorizations required for us to carry on our business and enter into and perform under the Transaction Agreement and the other related transaction documents, and the enforceability of those documents;

•	non-contravention with our constitutive documents and material agreements and applicable laws of our proposed transactions with Syngenta and TMRI;

•	none of our agreements conflicting with or impairing our ability to perform under the Collaboration Agreement;

•	exemption of our proposed transactions with Syngenta and TMRI from the provisions of our rights agreement and state takeover statutes;

•	our capitalization;

•
our compliance with SEC requirements under the Securities Act and the Exchange Act, including as to form and material accuracy and completeness of the financial statements and other information included in our filings with the SEC and with respect to this proxy statement;

•	the absence, since December 31, 2001, of material adverse changes, of distributions with respect to our common stock, and of changes in our accounting methods or practice;

•	no undisclosed material liabilities and no material litigation or litigation relating to our proposed transactions with Syngenta and TMRI;

•	our compliance with laws and court orders that are material to our business or our ability to perform under the Transaction Agreement and the other related transaction documents; and

•	tax matters.

In the Transaction Agreement, each of Syngenta and TMRI makes customary representations and warranties to us, some of which are subject to certain specified or disclosed exceptions, that relate to, among other matters:

•
Syngenta’s and TMRI’s corporate organization, material governmental authorizations required for them to carry on their respective businesses, and the enforceability with respect to them of the Transaction Agreement and the other related transaction documents;

•	non-contravention with Syngenta’s and TMRI’s constitutive documents and material contracts and applicable laws of our proposed transactions with Syngenta and TMRI;

•	required consents in connection with our proposed transactions with Syngenta and TMRI;

•
no litigation or court orders relating to the research activities conducted at TMRI for which we are licensing intellectual property rights from Syngenta, the assets that we intend to purchase from Syngenta and TMRI and our proposed transactions with them;

•
valid title to the assets that we intend to purchase from Syngenta and TMRI, those assets’ net book value, and those assets, the intellectual property rights that we intend to license from Syngenta, and our other rights under the transaction documents constituting materially all that is necessary to carry on the research activities conducted at TMRI as of the date of the Transaction Agreement for which we are licensing intellectual property rights from Syngenta;

•	TMRI’s intellectual property rights relating to the research activities conducted at TMRI for which we are licensing intellectual property rights from Syngenta;

•	TMRI’s employees;

•	tax matters; and

•	matters related to securities laws in connection with our issuance of common stock and the Warrant to Syngenta or its affiliates in connection with our proposed transactions with them.

Covenants

In the Transaction Agreement, we agreed to do the following, among other actions, in connection with our proposed transactions with Syngenta and TMRI:

•
Until the transactions contemplated by the Transaction Agreement are consummated, we agreed to conduct our business in the ordinary course consistent with past practice and to use reasonable efforts to preserve our business organization and third-party relationships and to keep available our officers’ and employees’ services. Accordingly, we agreed during this period not to take certain actions, including amending our constitutive documents or undertaking any business combination or acquisition transactions with an aggregate purchase price in excess of $25 million. We also agreed during this period not to take any action that would impair or materially delay our proposed transactions with Syngenta and TMRI and not to take any action that would make any of our representations and warranties in the Transaction Agreement inaccurate.

•	We agreed to prepare this proxy statement and hold the Special Meeting to obtain approval for Proposal 1, and to use reasonable efforts to obtain that approval.

•	We agreed to list on The Nasdaq National Market the common stock and the shares of common stock issuable upon exercise of the Warrant that we intend to issue to Syngenta or its affiliates.

•
We agreed not to solicit or hire any employees of Syngenta or TMRI or any of their affiliates until the date that is 12 months following the consummation of our proposed transactions with Syngenta and TMRI, other than pursuant to a general published solicitation and except for certain employees of TMRI to whom we have agreed to offer employment, as described below under “—Hiring TMRI Employees.”

•	We agreed not to use any trade names or trademarks of Syngenta or TMRI without their prior written consent.

In the Transaction Agreement, each of Syngenta and TMRI agreed to do the following, among other actions, in connection with our proposed transactions with them:

•
Until the transactions contemplated by the Transaction Agreement are consummated, each of Syngenta and TMRI agreed to cause the research activities conducted at TMRI for which we are licensing intellectual property rights from Syngenta to be conducted in the ordinary course consistent with past practice, and to preserve the assets that we intend to purchase from them in the proposed transactions and related third-party relationships. Accordingly, each of Syngenta and TMRI agreed not to sell or otherwise dispose of any of the assets that we intend to purchase from them, other than in the ordinary course consistent with past practice, or take any action that would make any of their representations and warranties in the Transaction Agreement inaccurate.

•
Each of Syngenta and TMRI agreed not to solicit or hire any of our employees until the date that is 12 months following the consummation of those transactions, other than pursuant to a general published solicitation and other than certain specified TMRI employees who will become joint employees of ours and TMRI’s for a limited period following consummation of those transactions.

•
Each of Syngenta and TMRI agreed to cause their affiliates to vote any shares of our common stock held by them in favor of Proposal 1 and to not sell or otherwise dispose of any shares of our common stock held by them, other than to another affiliate, prior to the consummation of those transactions.

•
Each of Syngenta and TMRI, on behalf of itself and its affiliates, agreed not to assert certain intellectual property rights not licensed to us if we seek to exploit those intellectual property rights outside the Syngenta exclusive field as defined in the Collaboration Agreement.

In addition, we have agreed, along with each of Syngenta and TMRI, to do the following, among other actions, in connection with our proposed transactions with them:

•
We and each of Syngenta and TMRI collectively agreed to use our reasonable efforts to take all actions necessary or desirable under any legal requirements to consummate our proposed transactions with Syngenta and TMRI and vest in us valid title to the assets we intend to purchase from Syngenta and TMRI.

•
We and each of Syngenta and TMRI collectively agreed to use our reasonable efforts to file any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and to respond as promptly as practicable to inquiries from governmental authorities in connection therewith.

•
We and each of Syngenta and TMRI collectively agreed to give one another prompt notice of any legal proceeding or communication with any governmental authority relating to our proposed transactions with Syngenta and TMRI, and to cooperate with one another in connection therewith.

•
We and each of Syngenta and TMRI collectively agreed that, during the six months following consummation of our proposed transactions with Syngenta and TMRI, Syngenta and TMRI will provide reasonable assistance to us in assisting us in obtaining certain licenses we will not receive in connection with those transactions.

•
We and each of Syngenta and TMRI collectively agreed to provide one another with reasonable access to our respective facilities and personnel in order to effectively exercise our rights and perform our respective obligations under the Transaction Agreement and the related transaction documents.

•
We and each of Syngenta and TMRI collectively agreed, subject to certain exceptions, to maintain the confidentiality of any confidential material of the other party obtained in connection with our proposed transactions with Syngenta and TMRI until the time when those transactions are consummated and following any termination of the Transaction Agreement.

•	We and each of Syngenta and TMRI collectively agreed to consult with one another before making any public statement regarding our proposed transactions with Syngenta and TMRI.

Closing Conditions

Our obligation to consummate our proposed transactions with Syngenta and TMRI is subject to the fulfillment of the following conditions by Syngenta and TMRI:

•
The representations and warranties of Syngenta and TMRI contained in the Transaction Agreement being accurate in all respects on and as of the date of the Transaction Agreement and the date of the closing of the transactions contemplated by the Transaction Agreement with the same effect as if such representations and warranties had been made on the closing date, except those made as of an earlier date, in each case subject only to such exceptions as would not reasonably be expected to have a material adverse effect on the assets we intend to purchase from Syngenta and TMRI and the research activities conducted at TMRI for which we are licensing intellectual property rights from Syngenta, taken as a whole.

•	Each of Syngenta and TMRI performing in all material respects all of their obligations contained in the Transaction Agreement that they are required to perform.

•
There not having been, since the date of the Transaction Agreement, any circumstances that would reasonably be expected to have a material adverse effect on the assets we intend to purchase from Syngenta and TMRI and the research activities conducted at TMRI for which we are licensing intellectual property rights from Syngenta, taken as a whole.

Each of Syngenta’s and TMRI’s obligations to consummate the proposed transactions with us are subject to the fulfillment of the following conditions by us:

•
Our representations and warranties contained in the Transaction Agreement being accurate in all respects on and as of the date of the Transaction Agreement and the date of the closing of the transactions contemplated by the Transaction Agreement with the same effect as if such representations and warranties had been made on the closing date, except those made as of an earlier date, subject to such exceptions as would not reasonably be expected to have a material adverse effect on us, other than certain of our representations and warranties that are not subject to the material adverse effect qualifier.

•	Our having performed in all material respects all of our obligations contained in the Transaction Agreement that we are required to perform.

•	There not having been, since the date of the Transaction Agreement, any circumstances that would reasonably be expected to have a material adverse effect on us.

•
The common stock and the shares of common stock issuable upon exercise of the Warrant that we intend to issue to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI having been approved for listing on The Nasdaq National Market.

In addition, Syngenta’s, TMRI’s and our mutual obligation to consummate the transactions contemplated by the Transaction Agreement is subject to the fulfillment of the following conditions:

•	Any applicable waiting period under the HSR Act having expired or terminated.

•
There being no legal requirement that prohibits our proposed transactions with Syngenta or TMRI or any governmental proceeding threatened or commenced regarding consummation of the proposed transactions.

•	Our stockholders having approved Proposal 1.

Hiring TMRI Employees

In the Transaction Agreement, we agreed to use commercially reasonable efforts to hire 59 employees of TMRI who will be mutually agreed upon among the parties. All such offers of employment will be conditioned upon the consummation of our proposed transactions with Syngenta and TMRI and will be at not less than the salary or wages and target bonus specified by TMRI to us prior to the offer being made. Each of Syngenta and TMRI agreed to provide reasonable cooperation to us in our hiring such 59 TMRI employees.

In addition, we agreed to offer employment to additional TMRI employees in the areas of general administrative and support and for engineering and scientific positions, as well as to the president of TMRI and at least two employees engaged in TMRI’s fungal control program. With respect to the additional TMRI employees to whom we will offer scientific positions, other than the president of TMRI and the employees engaged in TMRI’s fungal control program, Syngenta agreed to pay us half of the annual base salary of up to 11 of those employees, provided that we offer those employees scientific positions with us prior to the consummation of our proposed transactions with Syngenta and TMRI and those employees accept those offers and become our employees.

For the one-year period beginning on the date we consummate our proposed transactions with Syngenta and TMRI, we will provide each TMRI employee who accepts employment with us and who remains employed by us during such one-year period with employee compensation and benefits that are substantially comparable in aggregate value to the employee compensation and benefits made available to such employee immediately prior to such date. We and Syngenta and TMRI will allocate responsibility for target bonuses payable to TMRI employees who accept employment with us in the fiscal year that such transfer occurs on a pro rata basis based on the number of days of service to us or Syngenta or TMRI, as applicable. For purposes of participation, eligibility and vesting under our employee benefit plans, we will recognize the service to Syngenta or TMRI of any TMRI employee who accepts employment with us, and we will, to the extent permitted by applicable laws and regulations, waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or similar provisions under our employee benefit plans, provided that, if any such plan is provided through a third-party contract, we will only do so if our reasonable best efforts permit us to secure any relevant waivers from the applicable third parties.

Survival and Indemnification

Our representations and warranties and those of each of Syngenta and TMRI contained in the Transaction Agreement will survive for a period of 18 months following consummation of our proposed transactions with Syngenta and TMRI. We will indemnify and hold Syngenta and TMRI and their affiliates harmless from any damages resulting from:

•	any inaccuracy in any representation made by us in the Transaction Agreement, disregarding for this purpose any materiality qualifiers included in any such representation;

•	any failure by us to comply with any covenant or agreement made or to be performed by us pursuant to the Transaction Agreement; or

•	any liability that we assume pursuant to the Transaction Agreement.

We will not be liable for any damages pursuant to the indemnification obligations relating to our representations in the Transaction Agreement until the aggregate amount of damages exceeds $1 million, and then only in the amount of the excess, and our maximum liability for damages pursuant to the indemnification obligations relating to our representations in the Transaction Agreement will be $15 million.

Each of Syngenta and TMRI will indemnify and hold us and our affiliates harmless from any damages resulting from:

•	any inaccuracy in any representation made by either of them in the Transaction Agreement, disregarding for this purpose any materiality qualifiers included in any such representation;

•	any failure by either of them to comply with any covenant or agreement made or to be performed by them pursuant to the Transaction Agreement;

•	any liability arising out of the failure of either of them to comply with bulk sales laws in connection with our proposed transactions with them;

•	any liability that either of them retains pursuant to the Transaction Agreement; or

•	any liability arising under the WARN Act and/or any similar state law due to Syngenta’s or TMRI’s terminating or laying off employees.

Syngenta and TMRI will not be liable for any damages pursuant to the indemnification obligations relating to their representations in the Transaction Agreement until the aggregate amount of damages exceeds $1 million, and then only in the amount of the excess, and their maximum liability for damages pursuant to the indemnification obligations relating to their representations in the Transaction Agreement will be $15 million.

Termination

The Transaction Agreement may be terminated at any time prior to the consummation of our proposed transactions with Syngenta and TMRI:

•	by our mutual written agreement with Syngenta and TMRI;

•	by either Syngenta and TMRI or us if those transactions have not been consummated on or before June 3, 2003 (which outside date may be extended for up to four months if the sole reason that our proposed transactions with Syngenta and TMRI have not been consummated is that the applicable waiting period under the HSR Act relating to those transactions has not expired or been terminated on or before June 3, 2003);

•	by either Syngenta and TMRI or us if consummation of those transactions would violate any final order or judgment of any U.S. governmental authority having competent jurisdiction;

•
by us if any of Syngenta’s or TMRI’s representations contained in the Transaction Agreement were or have become materially inaccurate and Syngenta and TMRI are not exercising reasonable efforts to cure such inaccuracy or such inaccuracy is uncurable; or

•
by Syngenta and TMRI if any of our representations contained in the Transaction Agreement were or have become materially inaccurate and we are not exercising reasonable efforts to cure such inaccuracy or such inaccuracy is uncurable.

Termination of the Transaction Agreement will be without liability to the parties, except in the case of willful or intentional failure to fulfill a condition to another party’s obligations or willful or intentional breach of a representation or covenant contained in the Transaction Agreement.

Other Matters

All transfer taxes incurred in connection with our proposed transactions with Syngenta and TMRI will be borne by Syngenta and TMRI.

The Collaboration Agreement

Scope, Funding, Exclusivity and Non-Compete Provisions

Under the Collaboration Agreement, we and Syngenta will collaborate to enhance the biotechnology research platform developed at TMRI and to discover and develop products for plant science and other applications, including plant traits and products for the food, animal feed and natural fiber markets, as well as antibody and other biopharma products under projects to be agreed to between us and Syngenta. Syngenta will have responsibility for development and commercialization decisions and activities under the collaboration. We will receive from Syngenta a minimum of $118 million in research and development funding over the initial seven-year term of the Collaboration Agreement and will commit specified levels of scientific staffing to our activities under the collaboration. We will be eligible to receive milestone payments and royalties under the Collaboration Agreement upon product development and commercialization by Syngenta with respect to sales of products incorporating biomolecules discovered or developed under the collaboration.

Under the Collaboration Agreement, we will conduct research and development activities exclusively for Syngenta in Syngenta’s exclusive field as defined in the Collaboration Agreement for so long as we receive at least a specified annual level of funding from Syngenta under the Collaboration Agreement and for an additional period thereafter. Syngenta’s exclusive field is defined as:

•	biomolecules, which are genes and proteins and other chemicals produced by organisms, within the categories described below:

•	biomolecules that are expressed using plants as the host for expression;

•	biomolecules for mixture with processed crops or crop derivatives;

•	biomolecules for industrial applications involving crops or close derivatives of crops;

•	biomolecules useful for customers in the agriculture, food and natural fibers markets involving the use of crops or close derivatives of crops; and

•	biomolecules with commercial value for animal feed applications;

•	genes that are native to plants; and

•	other projects agreed to between Syngenta and us, including protein therapeutic projects.

Syngenta will have the right to use plant expression or fermentation as a route for production, in all cases, subject to our rights under the Collaboration Agreement as Syngenta’s preferred provider of manufacturing services for fermentation-produced products developed under the collaboration. Once these exclusivity obligations expire, we and Syngenta will not compete with any project or product under the collaboration until the product is commercialized or the project or product is discontinued, subject to certain exceptions. In addition, Syngenta will not enter into new agreements with third parties for microbe and microbial gene discovery and/or molecular evolution using the same or substantially similar technologies commercially available now and available from us to develop a product that is the same or substantially similar to a project or product under the collaboration and will not use biomolecules discovered under the collaboration with a third party for microbe and microbial gene discovery and/or molecular evolution or start any new projects which are directly competitive with active projects under the collaboration, in each case, for the period specified in the Collaboration Agreement.

Term

The Collaboration Agreement will be effective as of the date we consummate our proposed transactions with Syngenta and TMRI and, subject to earlier termination in the circumstances described below, will continue in full force and effect on a country-by-country and product-by-product basis until the date that neither party has remaining royalty obligations to the other for such product in such country. The research program may continue for up to 15 years at Syngenta’s option. Either party may terminate the Collaboration Agreement upon the other party’s material uncured breach or default in the performance of any of its obligations under the Collaboration Agreement or in the event the other party becomes subject to voluntary or undismissed involuntary bankruptcy or similar proceedings. In addition, the Collaboration Agreement may be terminated by Syngenta in the event that we undergo a change of control while we are performing research under the Collaboration Agreement and either the change of control transaction is with or involving any entity that is a competitor of Syngenta or its affiliates or, as a result of the change of control, Syngenta reasonably determines in its sole judgment that such change of control would have an adverse effect on our ability or the ability of the surviving entity to perform the Collaboration Agreement’s research program.

Indemnification

Under the Collaboration Agreement, we and Syngenta agreed to indemnify one another and hold one another and our respective affiliates and sublicensees harmless from claims and related damages arising out of or resulting from negligence or willful misconduct by us or Syngenta, as applicable, in the research program, breaches of representations and warranties, a material breach of Syngenta’s or our, as applicable, obligations under the Collaboration Agreement, the use of any intellectual property or materials that Syngenta or we, as applicable, provides for the conduct of or uses in the research program, and the development or manufacture, use, promotion, marketing, sale or other distribution of any product by Syngenta or us, as applicable, or our respective affiliates that incorporates or is made through the use of a biomolecule that is discovered, identified or developed, or the utility of which is discovered or identified, in the course of the collaboration’s research program or using the research program’s technology.

The Intellectual Property Rights License

The Intellectual Property Rights License will be effective as of the date we consummate our proposed transactions with Syngenta and TMRI under the Transaction Agreement. Under the Intellectual Property Rights License, Syngenta will grant us exclusive, perpetual, irrevocable and royalty-free licenses to intellectual property rights of Syngenta used in activities conducted at TMRI that primarily involve tools, technologies and methods relating to proteomics, metabolomics, RNA dynamics, and bioinformatics and methods to analyze and link these components of genomics or that primarily relate to TMRI’s fungal program, for use outside of Syngenta’s exclusive field as defined in the Collaboration Agreement. Our license relating to TMRI’s fungal program is contingent upon our hiring at least two employees from TMRI’s pathogen research team in connection with our proposed transactions with Syngenta and TMRI. We expect that we will use these licenses primarily in the pharmaceutical field. We may sublicense these licenses to companies we spin out, affiliates, and third parties to which we transfer all or substantially all of the assets of the business to which the licensed intellectual property rights relate, subject to conditions described in the Intellectual Property Rights License. We agreed to indemnify Syngenta and its affiliates and licensees for damages they incur arising out of or resulting from, among other matters, our practice or that of one of our permitted sublicensees of the licensed intellectual property outside of Syngenta’s exclusive field, as defined in the Collaboration Agreement, and Syngenta agreed to indemnify us and our affiliates and sublicensees for damages we incur arising out of or resulting from, among other matters, Syngenta’s practice or that of its affiliates or licensees of the licensed intellectual property rights in the Syngenta exclusive field.

The Registration Rights Agreement

Pursuant to the Registration Rights Agreement, each of the following have the right to cause us to register the shares described below under the Securities Act:

•	Syngenta Seeds AG, a Syngenta affiliate, as the holder of 1,928,610 shares of our common stock on the date of the Registration Rights Agreement;

•
the holders of the common stock and the shares of common stock issuable upon exercise of the Warrant that we intend to issue to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI; and

•
Syngenta, TMRI and their affiliates with respect to shares of our common stock (which we refer to herein as “after-acquired shares”) that those entities acquire following consummation of our proposed transactions with Syngenta and TMRI to maintain their aggregate ownership percentage in us immediately after giving effect to those transactions, assuming full exercise of the Warrant.

Demand Registration Rights

The holders of a majority of the outstanding shares of our common stock that are entitled to registration rights under the Registration Rights Agreement may make a demand for registration by providing a written demand and a notice specifying the intended method or methods of disposition of the shares to be included in the registration. The parties demanding registration may make up to two requests in connection with any registration statement to be filed on Form S-1 and an unlimited number of requests in connection with any registration statement to be filed on Form S-2 or S-3. The parties demanding registration may only make one demand request for registration of after-acquired shares where the only shares that are to be included in such registration would be after-acquired shares.

At the time we receive a demand for registration from a sufficient number of holders under the Registration Rights Agreement, we are required to notify all other holders of shares of our common stock that are entitled to registration rights under the Registration Rights Agreement of the demand and register such additional shares as may be requested by the other holders. Within 90 days following the demand, we are required to file with the SEC a registration statement with respect to the shares covered by the demand and these additional shares, and thereafter use our reasonable efforts to cause the registration statement to become effective, subject to our not being required to effect such registration in certain circumstances. These circumstances include, for the period from the applicable filing date through the date 90 days following the applicable effectiveness date, if we have filed another registration statement for a public offering, or if we notify the holders of our common stock that are requesting registration under the Registration Rights Agreement that we intend to make a public offering for our own account within 90 days following that notification, or if the requesting holders are requesting that we register shares of our common stock having an aggregate public purchase price of less than $500,000.

We also may delay filing a registration statement in response to a demand request, or suspend the use of or terminate an effective registration statement, if our Board of Directors certifies that it would be materially prejudicial for us to file such registration statement or permit it to continue to be used or remain effective. We may only delay filing a registration statement, or suspend the use of a registration statement or terminate a registration statement without filing a replacement registration statement, for up to 90 days as a result of a materially prejudicial condition, and may only exercise our delay or suspension rights once during any twelve-month period with respect to a demand registration statement under the Registration Rights Agreement. We are also not required to file any demand registration statement under the Registration Rights Agreement while any other such demand registration statement has yet to become effective or within six months following the effectiveness of any other such demand registration statement.

In the event that the number of shares of our common stock that holders entitled to registration rights under the Registration Rights Agreement request to be included in a demand registration statement for an underwritten offering, either in and of themselves or together with any other shares of our common stock that are proposed and permitted to be included in such registration statement, would, based upon the written advice of a nationally recognized investment banking firm, have an adverse effect on the offering, then that number will be reduced. The determination of which holders of our common stock have their shares excluded from the registration statement and in what amount will depend upon the number of shares of our common stock that those holders want to include in the registration statement, whether those holders have registration rights with respect to those shares and, if so, the terms of those registration rights.

Piggyback Registration Rights

Subject to certain limitations, the holders of shares of our common stock that are entitled to registration rights under the Registration Rights Agreement can request to have those shares registered any time we file a registration statement to register any of our common stock for our own account or for others. Such registration opportunities are unlimited. However, this right only applies for so long as 1,000,000 shares of our common stock that are entitled to registration rights under the Registration Rights Agreement remain outstanding.

In addition, in the event that the number of shares of our common stock that holders entitled to piggyback registration rights under the Registration Rights Agreement request to be included in the applicable registration statement, together with the shares of common stock that we are including in that registration statement for our own account and for others, would, based upon the written advice of a nationally recognized investment banking firm, have an adverse effect on the offering, then that number will be reduced. The determination of which holders of our common stock have their shares excluded from the registration statement and in what amount will depend on whether we are registering shares only for our own account or also for others, the number of shares of our common stock that we and others, including holders under the Registration Rights Agreement, want to include in the registration statement, whether registration rights other than those under the Registration Rights Agreement apply to those shares, and, if so, the terms of those registration rights and whether the registration statement is being filed in response to a demand from the holders of those registration rights.

Other Provisions

We will pay all expenses in connection with preparing for and effecting any registration described above, including the related fees and expenses of our counsel and accountants, filing and printing fees relating to the registration statement, any prospectus and related amendments and supplements, listing fees for the shares being registered and the fees and expenses of any one counsel representing all holders whose shares of our common stock are being registered pursuant to the registration rights described above, in an amount up to $15,000 in selling holders’ legal fees for each registration.

We have also agreed to take certain actions with respect to registrations effected under the Registration Rights Agreement, including, in connection with underwritten offerings, providing legal opinions and comfort letters, entering into the applicable underwriting agreement and allowing access to our records and officers as part of the underwriters’ due diligence investigation. We will also provide certain notices relating to the applicable registration statement to holders that have exercised registration rights under the Registration Rights Agreement and have their shares of our common stock included in that registration, and have agreed to indemnify for and contribute to losses those underwriters or holders may experience due to material misstatements or omissions in the registration statement for which we are responsible. The holders of our common stock that are parties to the Registration Rights Agreement have agreed to not sell or otherwise transfer their shares or enter into any transaction with the same economic effect as a sale of their shares for a period of 90 days after the effective date of a registration statement for an underwritten public offering of our securities.

The Warrant

The Warrant that we intend to issue to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI is exercisable for shares of our common stock that will represent 3% of our outstanding common stock as of the time we consummate those transactions, after giving effect to those shares and our additional issuance of common stock to Syngenta or its affiliates that will occur upon consummation of those transactions. If we had consummated our proposed transactions with Syngenta and TMRI on December 3, 2002, the Warrant that we would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of our common stock. The Warrant’s initial exercise price is $22.00 per share, which exercise price may be adjusted for stock splits, stock combinations, stock dividends, recapitalizations and the like. The Warrant’s exercise price is also subject to adjustment pursuant to weighted average anti-dilution provisions in the event we issue shares of our common stock or common stock equivalents for less than the then-current market price, as calculated in accordance with the Warrant, subject to exceptions for issuances of common stock or common stock equivalents by us pursuant to employee stock option or purchase plans or in connection with certain types of equity financings that customarily involve issuances of common stock at a discount to current market value, up to certain specified discount amounts. The Warrant will be exercisable at any time beginning on the fifth anniversary and ending on the fifteenth anniversary of the date we consummate our proposed transactions with Syngenta and TMRI. The Warrant also contains a cashless exercise feature. The shares of our common stock issuable upon exercise of the Warrant are entitled to the benefits and subject to the terms of the Registration Rights Agreement described above under “—The Registration Rights Agreement.” The holder of the Warrant may only transfer the Warrant if the transferee is an affiliate of the holder or, substantially concurrently with the transfer, the transferee is purchasing at least 1,000,000 shares of our common stock from the holder, and in either case the Warrant is also transferred in whole or in a portion representing at least 250,000 underlying shares of common stock, the transferee has agreed in writing to be subject to the Warrant’s transfer restrictions, and, if necessary, the holder has provided us with a legal opinion to the effect that the transfer does not require registration under the Securities Act.

The Stockholders Agreement

Certain of our major investors as well as certain of our directors and executive officers entered into a Stockholders Agreement with Syngenta and TMRI pursuant to which they agreed to vote all of the shares of our common stock held by them in favor of the issuance of common stock and the Warrant to Syngenta or its affiliates for which we are seeking stockholder approval at the Special Meeting. The Stockholders Agreement also provides that the stockholders parties thereto will not vote any of their shares of our common stock in favor of any action that would reasonably be expected to prevent or interfere with our proposed transactions with Syngenta and TMRI, or transfer any of those shares unless the transferee has agreed to be bound by the provisions of the Stockholders Agreement. Our stockholders that are parties to the Stockholders Agreement collectively held approximately 27.4% of our outstanding common stock on the date that they entered into the Stockholders Agreement. In addition, under the Transaction Agreement, Syngenta agreed to cause its affiliate Syngenta Seeds AG, which held approximately 5.4% of our outstanding common stock as of the date that the Transaction Agreement was signed, to vote all of its shares in favor of the issuance. Accordingly, stockholders who held approximately 32.8% of our outstanding common stock as of the date that we entered into the transaction documents with Syngenta and TMRI that are described in this proxy statement have agreed to vote all of their shares in favor of the issuance.

The Amendment to Our Rights Agreement

In connection with entering into the transaction documents described above relating to our proposed transactions with Syngenta and TMRI, we amended our rights agreement to provide that, with respect to Syngenta, Syngenta Seeds AG, a Syngenta affiliate which held 1,928,610 shares of our common stock as of the date of the amendment to the rights agreement, and their respective affiliates and associates, the threshold will be 22% rather than 15% for the aggregate beneficial ownership of our common stock that their holdings may not exceed without triggering the separation of the rights under the rights agreement from our common stock. In the event that we reduce the number of shares of our common stock that are outstanding prior to the Warrant having been completely exercised, the exercise of the Warrant, to the extent it causes Syngenta or its affiliates or associates to exceed the 22% aggregate beneficial ownership threshold, will not trigger the separation of the rights under the rights agreement from our common stock. In the event that the Transaction Agreement is terminated pursuant to its terms, the amendment to the rights agreement will be deemed null and void and of no force or effect. The rights plan is intended to deter any attempt to acquire us in a manner or on terms not approved by our Board of Directors. The rights include features that would substantially reduce or eliminate the expected economic benefit to an acquiror from acquiring us in those circumstances.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless the transaction is approved by the Delaware corporation’s board of directors or certain other requirements are met. In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the Delaware corporation’s voting stock.

Our Board of Directors has approved our proposed transactions with Syngenta and TMRI, so Section 203 does not apply to restrict those transactions. Because our Board of Directors has approved our proposed transactions with Syngenta and TMRI, Section 203 will not apply to any subsequent business combinations we may engage in with Syngenta following consummation of our proposed transactions with Syngenta and TMRI, even though Syngenta will hold more than 15% of our voting stock after those transactions are consummated.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that in general may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management. These provisions also would impede any attempt by Syngenta and/or its affiliates to acquire us in a manner or on terms not approved by our Board of Directors. First, our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of holders and not by a consent in writing. Second, our bylaws provide that our Board of Directors will be classified into three classes of directors. Consequently, any potential acquiror would need to successfully complete two proxy contests in order to take control of the Board of Directors. Third, our bylaws also require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders’ meeting and require a supermajority vote of members of our Board of Directors and/or stockholders to amend some bylaw provisions. These provisions of our certificate of incorporation and our bylaws could discourage potential acquisition proposals or attempts, including attempts by Syngenta and/or its affiliates, to acquire us in a manner or on terms not approved by our Board of Directors, and could delay or prevent a change in control of us or our management.

Opinion of Our Financial Advisor

We engaged Bear Stearns as our financial advisor in connection with our proposed transactions with Syngenta and TMRI. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Bear Stearns’ engagement, our Board of Directors requested that Bear Stearns evaluate the fairness, from a financial point of view, to us of the consideration to be issued by us in connection with our proposed transactions with Syngenta and TMRI. At the December 3, 2002 meeting of our Board of Directors, Bear Stearns delivered its oral opinion to the effect that, as of the date thereof, and subject to the conditions, assumptions and limitations described in its written opinion, the consideration to be issued by us in connection with our proposed transactions with Syngenta and TMRI was fair, from a financial point of view, to us. Bear Stearns subsequently confirmed its oral opinion by delivery of its written opinion dated December 3, 2002.

The full text of the written opinion of Bear Stearns, dated December 3, 2002, which sets forth assumptions made, conditions considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A. You should read the opinion in its entirety carefully. The summary of Bear Stearns’ opinion set forth below is qualified in its entirety by reference to the full text of such opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that:

•
the opinion was provided for the information and assistance of our Board of Directors in connection with its evaluation of our proposed transactions with Syngenta and TMRI and of the consideration to be issued by us in those transactions;

•	the opinion does not constitute a recommendation to our Board of Directors or you as to how to vote with respect to our proposed transactions with Syngenta and TMRI;

•
Bear Stearns expressed no views as to, and its opinion did not address, the merits of our underlying decision to enter into our proposed transactions with Syngenta and TMRI or the relative merits of those transactions compared to any alternative business strategy or transaction or transactions in which we might have engaged; and

•
the opinion addresses only the fairness, from a financial point of view, to us of the consideration to be issued by us in connection with our proposed transactions with Syngenta and TMRI and does not address any other terms or agreements related to those transactions.

In the course of performing its review and analyses for rendering its opinion, Bear Stearns:

•	reviewed drafts of the Transaction Agreement and the related transaction documents and the exhibits thereto, each dated December 3, 2002;

•
reviewed materials presented by our senior management and the senior management of Syngenta and TMRI related to the business, operations, historical and projected financial information and future prospects of TMRI and the assets we intend to purchase from Syngenta and TMRI, the liabilities we intend to assume from them and the research activities for which we are licensing intellectual property rights from Syngenta. Bear Stearns recognized that the assets we intend to purchase from Syngenta and TMRI, the liabilities we intend to assume from them and the research activities for which we are licensing intellectual property rights from Syngenta are only a part of TMRI, and consequently financial information relating to such part is not directly comparable to financial information relating to TMRI taken as a whole;

•
held discussions with certain members of our senior management and Syngenta’s and TMRI’s senior management to discuss the business, operations, historical and projected financial information and future prospects of TMRI and the assets we intend to purchase from Syngenta and TMRI, the liabilities we intend to assume from them and the research activities for which we are licensing intellectual property rights from Syngenta;

•
reviewed and discussed with our senior management certain estimates of the incremental cash flow resulting from research and development funding in the eighteen-year period from 2003 through 2020 and associated milestones and royalties (the “Incremental Cash Flow Estimates”) expected to result from our proposed transactions with Syngenta and TMRI, prepared and provided to Bear Stearns by our senior management;

•
reviewed our Annual Report to Stockholders, our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

•
reviewed certain operating and financial information relating to our business and prospects, including projections for the eight-year period from 2003 through 2010 (the “Projections”), provided to Bear Stearns by our management;

•
met with certain members of our senior management to discuss our business, operations, historical financial results, the Projections and the impact of our proposed transactions with Syngenta and TMRI thereon;

•	reviewed the historical prices and trading volume of our common stock;

•
reviewed publicly available financial data and stock market performance data and valuation metrics of companies which Bear Stearns deemed most relevant to our proposed transactions with Syngenta and TMRI;

•	reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed most relevant to our proposed transactions with Syngenta and TMRI;

•	performed discounted cash flow analyses on the projected Incremental Cash Flow Estimates from our proposed transactions with Syngenta and TMRI;

•	reviewed our pro forma financial results, financial condition and capitalization giving effect to our proposed transactions with Syngenta and TMRI; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Incremental Cash Flow Estimates and Projections, we, Syngenta and TMRI provided to or discussed with Bear Stearns. Bear Stearns has assumed that the Projections and the Incremental Cash Flow Estimates, which assume no impact of the non-compete provision contained in the Collaboration Agreement, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management. With respect to our employment of key employees of TMRI, Bear Stearns has been informed by our senior management that we expect to, and has assumed, that we will employ a sufficient number of such persons so as to be able to effectively make use of the intellectual property licensed by us in connection with our proposed transactions with Syngenta and TMRI and to achieve the Incremental Cash Flow Estimates. Bear Stearns did not express any opinion as to the achievability of such Incremental Cash Flow Estimates or the Projections. Bear Stearns has not assumed any responsibility for the independent verification of any such information (including, but not limited to the Incremental Cash Flow Estimates or Projections) provided to it, and has further relied upon the assurances of our senior management that our senior management is unaware of any facts that would make the information provided to Bear Stearns, including the Incremental Cash Flow Estimates and Projections, incomplete or misleading. Bear Stearns assumed, with our consent, that the Incremental Cash Flow Estimates and the Projections would be achieved at the times and in the amounts projected by our management.

In arriving at its opinion, Bear Stearns has not performed or obtained any independent appraisal of our assets or liabilities (contingent or otherwise) or the assets or liabilities of Syngenta and TMRI (including the assets we intend to purchase from Syngenta and TMRI and the liabilities we intend to assume from them), and Bear Stearns was not furnished with any such appraisals. Bear Stearns has assumed that our proposed transactions with Syngenta and TMRI will be treated as an asset purchase by us for tax purposes and that we will owe no material transfer taxes. Bear Stearns has assumed that our proposed transactions with Syngenta and TMRI will be consummated in a timely manner and in accordance with the terms of the Transaction Agreement and the related transaction documents without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on us, the assets we intend to purchase from Syngenta and TMRI, the liabilities we intend to assume from them or the research activities for which we are licensing intellectual property rights from Syngenta.

Bear Stearns does not express any opinion as to the price or range of prices at which our common stock may trade subsequent to the announcement of our proposed transactions with Syngenta and TMRI or as to the price or range of prices at which our common stock may trade subsequent to the consummation of those transactions.

Bear Stearns’ opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to it, as of December 3, 2002. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after such date.

The following is a brief summary of the analyses performed by Bear Stearns in connection with rendering its fairness opinion and presented to our Board of Directors. Part of the summary concerning the financial analyses includes summary data. The following summary and the summary data included therein do not represent a complete description of the financial analyses.

Discounted Cash Flow Analysis

Bear Stearns performed a discounted cash flow analysis to estimate the present value of the projected probability-adjusted cash flows from (i) our proposed research and development collaboration with Syngenta and (ii) incremental pharmaceutical research and development collaborations that we expect to enter into as a result of our proposed transactions with Syngenta and TMRI. Such cash flows include research and development funding and future milestones and royalties. The Incremental Cash Flow Estimates assume extension of our proposed research and development collaboration with Syngenta and funding of incremental pharmaceutical research and development collaborations through 2020 and assume no impact of the non-compete provision contained in the Collaboration Agreement. In addition, Bear Stearns performed sensitivities on the Incremental Cash Flow Estimates assuming that (i) our proposed research and development collaboration with Syngenta is not renewed and third party pharmaceutical research and development funding from new collaborations does not extend beyond 2010 and (ii) various percentages (60-100%) of non-committed revenues are achieved. Bear Stearns calculated the present value of the after-tax cash flows using a range of discount rates deemed appropriate for the different components of our proposed transactions with Syngenta and TMRI, including a range of 12-16% for cash flows from agriculture-related projects under our proposed research and development collaboration with Syngenta and 16-20% for cash flows from pharmaceutical-related projects. Bear Stearns also ran a sensitivity analysis on the discount rates, using a 20% discount rate for the agriculture-related projects and a 25% discount rate for pharmaceutical research and development cash flows. The discounted cash flow analyses resulted in an implied aggregate value of $72 million to $318 million. This compares to an estimated value of the stock and Warrant to be issued by us in connection with our proposed transactions with Syngenta and TMRI, and employee options anticipated to be issued to transferring employees, of (i) $82 million, based on our November 29, 2002 closing stock price of $11.46, (ii) $75 million, based on our four-week average stock price as of November 29, 2002, of $10.45 per share, and (iii) $49 to $106 million, based on our 52-week trading range as of November 29, 2002, of $7.03 to $14.71 a share. Bear Stearns valued the Warrant and options using a Black- Scholes option pricing model, with volatility assumptions of 40% and 70% for the Warrant and options, based on assumed volatilities over their fifteen and five year lives, respectively. The projected cash flows ignore certain expected benefits from our proposed transactions with Syngenta and TMRI, including the value of those transactions to our industrial research and development efforts, as well as to any of our future internal pharmaceutical research and development projects.

Selected Companies Analysis

Using publicly available information, Bear Stearns reviewed the equity market values and enterprise values (calculated as equity market value plus total debt, preferred stock and minority interest less cash and cash equivalents) of selected companies in two general categories: biotechnology companies with material agricultural and/or industrial product research and development efforts and companies with proteomics/genomics technology platforms. For purposes of analysis, these companies have operations that may be considered similar, in varying degrees, to our proposed transactions with Syngenta and TMRI. The selected companies had equity values ranging from $18 million to $664 million and enterprise values ranging from a negative $79 million to a positive $782 million. However, it is difficult to assess value referencing these companies due to limited comparability of the specific assets to be acquired with the assets of the selected companies as a result of differences in their underlying platform technologies and stages of development, and the unique nature of our proposed transactions with Syngenta and TMRI. Due to lack of comparability, Bear Stearns believed the selected companies analysis was of limited relevance in its assessment of fairness.

Other Analyses

Bear Stearns conducted other analyses as it deemed appropriate, including a review of selected precedent transactions in the same two general categories utilized for the selected companies analysis. As with the selected companies analysis, our proposed transactions with Syngenta and TMRI have limited comparability to the selected precedent transactions due to differences in the technologies as well as the unique structure of our proposed transactions with Syngenta and TMRI, and different market and industry conditions between the time of such selected transactions and now. The companies acquired in the transactions selected had imputed market values of equity ranging from $2 million to $197 million and enterprise values of a negative $1 million to a positive $190 million. Due to lack of comparability and relevant data with respect to these transactions, Bear Stearns believed the precedent transactions analysis was of limited relevance in its assessment of fairness.

Bear Stearns also examined our contribution and the contribution of our proposed transactions with Syngenta and TMRI to various metrics, including estimated total employees, scientific personnel and projected operating income pro forma for the proposed transactions, and compared these results to the percentage of our equity to be issued as a result of those transactions. In performing its analysis, Bear Stearns relied on projections provided by our management with respect to us and our proposed transactions with Syngenta and TMRI. Bear Stearns observed that our proposed transactions with Syngenta and TMRI would contribute 20.9% and 21.7% of the total employees and scientific personnel, respectively, and 12.5%-19.8% of estimated 2010 pro forma operating income, based on various assumptions of our projected operating income. The operating income contribution figures in 2010 do not fully reflect the value of future royalties from products in development but not yet being sold. Based on $11.46, the closing price of our common stock on November 29, 2002, approximately 13.8% of our pro forma shares outstanding, calculated using the Treasury method (including the dilutive impact of options and warrants which are “in the money”), and 16.4% of our pro forma shares and shares underlying all outstanding warrants and options, would be issued as a result of our proposed transactions with Syngenta and TMRI, which represent 18.5% of our technology value pro forma for the transactions (technology value defined as enterprise value adjusted for the value attributable to committed research and development funding and the estimated value of certain tax benefits).

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Bear Stearns’ opinion is therefore not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bear Stearns made qualitative judgments as to the significance and relevance of each analysis and factor it considered and did not attribute particular weight to any one analysis or factor. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support its opinion. Accordingly, Bear Stearns believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the summary described above, without considering all analyses and factors or the narrative descriptions of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than the results suggested by the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, Bear Stearns’ analyses are inherently subject to substantial uncertainty. The analyses were prepared solely as part of Bear Stearns’ analysis of the fairness, from a financial point of view, to us of the consideration we will issue upon consummation of our proposed transactions with Syngenta and TMRI.

Bear Stearns’ opinion and financial analyses were only two of many factors our Board of Directors considered in its evaluation of our proposed transactions with Syngenta and TMRI, and should not be viewed as determinative of the views of our Board of Directors with respect to its decision to recommend the proposed transactions with Syngenta and TMRI.

Pursuant to an engagement letter dated June 7, 2002, we agreed to pay Bear Stearns a nonrefundable fee of $250,000 upon the rendering of its opinion. Our payment of this fee to Bear Stearns was not contingent upon the consummation of our proposed transactions with Syngenta and TMRI. We have also agreed to pay Bear Stearns an additional transaction fee of $625,000 for investment banking and financial advisory services upon the consummation of our proposed transactions with Syngenta and TMRI. This transaction fee is contingent upon the consummation of our proposed transactions with Syngenta and TMRI. Regardless of whether our proposed transactions with Syngenta and TMRI close, we have agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses and to indemnify Bear Stearns against certain liabilities relating to or arising out of services performed by Bear Stearns in connection with those transactions. The terms of the engagement letter, which we believe are customary for transactions of this nature, were negotiated at arm’s-length between us and Bear Stearns and our Board of Directors was aware of this fee arrangement at the time it approved our proposed transactions with Syngenta and TMRI and the Transaction Agreement and the related transaction documents.

Bear Stearns has been previously engaged by us to provide certain investment banking services for which Bear Stearns received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade our equity and debt securities and/or bank debt, as well as that of Syngenta and/or TMRI, for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Regulatory Approval

Consummation of our proposed transactions with Syngenta and TMRI is subject to compliance with the HSR Act. Under the HSR Act, our proposed transactions with Syngenta and TMRI may not be completed until we and each of Syngenta and TMRI notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. We and each of Syngenta and TMRI have agreed, pursuant to the Transaction Agreement, to promptly prepare and file any notification required under the HSR Act. In addition, each party agreed to consult and cooperate with one another in connection with any proceedings involving our proposed transactions with Syngenta and TMRI under or relating to the HSR Act. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice were filed on December [•], 2002, and the waiting period under the HSR Act will expire on [•], 2003, unless otherwise extended or terminated. At any time before or after the completion of our proposed transactions with Syngenta and TMRI, either the Antitrust Division of the United States Department of Justice or the Federal Trade Commission could take any action under United States antitrust laws that it deems necessary or desirable, including seeking to enjoin the completion of those transactions. Private parties and state attorneys general may also bring actions under United States antitrust laws depending on the circumstances. Although we believe that our proposed transactions with Syngenta and TMRI do not raise concerns under U.S. antitrust laws, we can give no assurance that a challenge to it on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

OUR SELECTED FINANCIAL DATA

The selected financial data set forth below with respect to our statements of operations for the years ended December 31, 1997 and 1998 and with respect to our balance sheets as of December 31, 1997, 1998 and 1999 are derived from our audited financial statements that have not been incorporated by reference into this proxy statement. The selected financial data set forth below with respect to our statements of operations for the years ended December 31, 1999, 2000 and 2001 and with respect to our balance sheets as of December 31, 2000 and 2001 are derived from our audited financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated by reference into this proxy statement. The selected financial data set forth below with respect to our statements of operations for the nine months ended September 30, 2001 and 2002 and with respect to our balance sheet as of September 30, 2002 are derived from our unaudited interim condensed financial statements that are included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated by reference into this proxy statement. The selected financial data for the nine months ended September 30, 2001 and 2002 and as of September 30, 2002 in our opinion reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of results to be expected for the full fiscal year. You should read the selected financial data set forth below in conjunction with the pro forma financial data included in this proxy statement and the other information and documents incorporated by reference into this proxy statement.

	Year Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share amounts)
Statement of Operations Data:
Collaborative revenue	$669	$625	$9,166	$22,883	$34,936	$25,058	$21,882
Grant and product revenue	486	722	1,106	1,418	1,103	979	694

Total revenue	1,155	1,347	10,272	24,301	36,039	26,037	22,576
Operating expenses:
Research and development	7,834	10,165	11,275	26,427	48,228	32,499	37,106
Selling, general and administrative	4,376	3,371	4,121	7,094	10,102	7,024	8,030
Non-cash, stock-based compensation	1,245	1,665	4,110	9,869	2,544	2,009	604

Total operating expenses	13,455	15,201	19,506	43,390	60,874	41,532	45,740
Operating loss	(12,300)	(13,854)	(9,234)	(19,089)	(24,835)	(15,495)	(23,164)
Other income (expense)	(92)	344	215	11,025	9,171	7,331	1,440

Net loss	(12,392)	(13,510)	(9,019)	(8,064)	(15,664)	(8,164)	(21,724)
Dividends payable to preferred stockholders	—	—	(66)	(310)	—	—	—
Net loss applicable to common stockholders	$(12,392)	$(13,510)	$(9,085)	$(8,374)	$(15,664)	$(8,164)	$(21,724)

Historical net loss per share, basic and diluted	$(7.72)	$(7.64)	$(3.86)	$(0.27)	$(0.44)	$(0.23)	$(0.61)
Historical weighted average shares outstanding	1,606	1,768	2,353	30,836	35,243	35,161	35,610

	As of December 31,					As of September 30, 2002
	1997	1998	1999	2000	2001
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$16,607	$5,552	$5,084	$211,256	$190,700	$163,910
Working capital	13,540	2,470	13,902	199,223	172,049	150,366
Total assets	20,284	8,706	31,072	235,261	227,678	200,116
Long-term debt, less current portion	1,500	2,202	2,677	8,182	7,739	11,766
Redeemable convertible preferred stock	48,402	48,402	48,402	—	—	—
Stockholders’ equity (deficit)	(34,024)	(45,738)	(42,813)	194,074	183,614	163,691

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following tables show unaudited pro forma condensed statements of operations data for the year ended December 31, 2001 and the nine months ended September 30, 2002 and unaudited condensed balance sheet data as of September 30, 2002 based on our historical financial statements as adjusted to give effect to our proposed transactions with Syngenta and TMRI. The unaudited pro forma condensed statements of operations data has been prepared assuming our proposed transactions with Syngenta and TMRI were consummated as of the beginning of the respective periods and the unaudited pro forma condensed balance sheet data has been prepared assuming those transactions were consummated as of September 30, 2002. The following summary should be read in conjunction with “Unaudited Pro Forma Condensed Financial Data” and the related notes thereto included elsewhere in this proxy statement and the other information and documents contained or incorporated by reference in this proxy statement.

While the SEC’s accounting rules do not require us to provide pro forma financial data for our proposed transactions with Syngenta and TMRI because, in connection with those transactions, we will not be acquiring a “business” for purposes of those rules, we are providing the following pro forma financial data because we consider that data helpful to our stockholders’ decisions as to whether or not to approve Proposal 1.

The unaudited pro forma condensed financial data does not purport to present what our results of operations or financial position would have been had our proposed transactions with Syngenta and TMRI been consummated as of the beginning of the respective periods or September 30, 2002, as applicable, or to project our results of operations or financial position for any future period or date, nor does it give effect to any adjustments other than those described in the notes included under “Unaudited Pro Forma Condensed Financial Data.”

	For the year ended December 31, 2001	For the nine months ended September 30, 2002
	(in thousands, except per share amounts)
Pro Forma Condensed Statements of Operations Data:
Total revenues	$54,244	$36,230
Operating loss	$(37,603)	$(35,350)
Net loss	$(28,432)	$(33,910)
Net loss per share	$(0.69)	$(0.81)

As of September 30, 2002
(in thousands)
Pro Forma Condensed Balance Sheet Data:
Total assets	$264,169

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following unaudited pro forma condensed statements of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 and unaudited condensed balance sheet as of September 30, 2002 are based on our historical financial statements adjusted to give effect to our proposed transactions with Syngenta and TMRI. The unaudited pro forma condensed statements of operations have been prepared assuming our proposed transactions with Syngenta and TMRI were consummated as of the beginning of the respective periods and the unaudited pro forma condensed balance sheet has been prepared assuming those transactions were consummated as of September 30, 2002.

While the SEC’s accounting rules do not require us to provide pro forma financial data for our proposed transactions with Syngenta and TMRI because, in connection with those transactions, we will not be acquiring a “business” for purposes of those rules, we are providing the following pro forma financial data because we consider that data helpful to our stockholders’ decisions as to whether or not to approve Proposal 1.

The unaudited pro forma condensed financial data does not purport to present what our results of operations or financial position would have been had our proposed transactions with Syngenta and TMRI been consummated as of the beginning of the respective periods or September 30, 2002, as applicable, or to project our results of operations or financial position for any future period or date, nor does it give effect to any adjustments other than those described in the notes thereto. The unaudited pro forma condensed financial data should be read in conjunction with the other information and documents contained or incorporated by reference into this proxy statement.

Diversa Corporation
Unaudited Pro Forma Condensed Statement of Operations
For the year ended December 31, 2001
(in thousands, except per share amounts)

	As reported	Adjustments		Pro forma
Revenue:
Collaborative	$34,936	$18,205	(a)	$53,141
Grant and product	1,103	—		1,103

Total revenue	36,039	18,205		54,244

Costs and expenses:
Research and development	48,228	15,156	(b)	63,384
Selling, general and administrative	10,102	2,789	(b)	12,891
Non-cash, stock-based compensation	2,544	—		2,544
In-process research and development	—	10,439	(c)	10,439
Amortization of intangibles	—	2,589	(d)	2,589

Total costs and expenses	60,874	30,973		91,847

Operating loss	(24,835)	(12,768)		(37,603)
Other income/(expenses):
Interest and other income, net	11,010	—		11,010
Equity in loss of joint venture	(1,839)	—		(1,839)

Net loss	$(15,664)	$(12,768)		$(28,432)

Net loss per share	$(0.44)			$(0.69)
Shares used to calculate net loss per share	35,243	6,032	(e)	41,275

See accompanying notes to unaudited pro forma condensed financial information

Diversa Corporation
Unaudited Pro Forma Condensed Statement of Operations
For the nine months ended September 30, 2002
(in thousands, except per share amounts)

	As reported	Adjustments		Pro forma
Revenue:
Collaborative	$21,882	$13,654	(a)	$35,536
Grant and product	694	—		694

Total revenue	22,576	13,654		36,230

Costs and expenses:
Research and development	37,106	11,367	(b)	48,473
Selling, general and administrative	8,030	2,092	(b)	10,122
Non-cash, stock-based compensation	604	—		604
In-process research and development	—	10,439	(c)	10,439
Amortization of intangibles	—	1,942	(d)	1,942

Total operating expenses	45,740	25,840		71,580

Operating loss	(23,164)	(12,186)		(35,350)
Other income/(expenses):
Interest and other income, net	3,141	—		3,141
Equity in loss of joint venture	(1,701)	—		(1,701)

Net loss	$(21,724)	$(12,186)		$(33,910)

Net loss per share	$(0.61)			$(0.81)
Shares used to calculate net loss per share	35,610	6,032	(e)	41,642

See accompanying notes to unaudited pro forma condensed financial information

Diversa Corporation
Unaudited Pro Forma Condensed Balance Sheet
September 30, 2002
(in thousands)

	As reported	Adjustments		Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$3,474	—		$3,474
Short-term investments	160,436	—		160,436
Accounts receivable	3,975	—		3,975
Other current assets	1,691	—		1,691

Total current assets	$169,576			$169,576

Property and equipment, net	27,230	$8,000	(a)	35,230
Intangible assets, net	2,057	56,053	(b)	58,110
Other assets	1,253	—		1,253

Total assets	$200,116	$64,053		$264,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,601	—		$3,601
Accrued liabilities	2,778	$1,650	(c)	4,428
Deferred revenue	6,369	—		6,369
Current portion of capital lease obligations	1,041	—		1,041
Current portion of notes payable	5,421	—		5,421

Total current liabilities	19,210	1,650		20,860

Capital lease obligations, less current	812	—		812
Notes payable, less current	10,954	—		10,954
Deposit from sublessee	135	—		135
Long-term deferred revenue	5,314	—		5,314

Stockholders’ equity (deficit):
Common stock	36	6	(d)	42
Additional paid-in capital	265,121	72,836	(d)	337,957
Deferred compensation	(229)	—		(229)
Accumulated deficit	(103,113)	(10,439	)(e)	(113,552)
Accumulated other comprehensive income	1,876	—		1,876

Total stockholders’ equity	163,691	62,403		226,094

Total liabilities and stockholders’ equity	$200,116	$64,053		$264,169

See accompanying notes to unaudited pro forma condensed financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

Note 1—Basis of Presentation

On December 3, 2002, we entered into a series of agreements with Syngenta and TMRI pursuant to which we will, among other actions:

•
collaborate with Syngenta to enhance the biotechnology research platform developed at TMRI and to discover and develop products for plant science and other applications, including plant traits and products for the food, animal feed and natural fiber markets, as well as antibody and biopharma products under projects to be agreed to between us and Syngenta;

•
acquire licenses from Syngenta to intellectual property rights used in activities conducted at TMRI that primarily involve tools, technologies and methods relating to proteomics, metabolomics, RNA dynamics, and bioinformatics and methods to analyze and link these components of genomics or that primarily relate to TMRI’s fungal program, for use outside of Syngenta’s exclusive field as defined in the Collaboration Agreement; and

•
purchase certain assets of Syngenta and TMRI relating to TMRI’s research activities and potentially assume certain miscellaneous liabilities under office equipment leases and equipment maintenance contracts, should we decide to acquire them as part of the asset purchase.

We will receive from Syngenta a minimum of $118 million in research and development funding over the initial seven-year term of the Collaboration Agreement and will be eligible to receive milestone payments and royalties under the Collaboration Agreement upon product development and commercialization by Syngenta with respect to sales of products incorporating biomolecules discovered or developed under the collaboration.

In connection with the foregoing, we intend to issue to Syngenta or its affiliates shares of our common stock that will represent 14% of our outstanding common stock and the Warrant that will represent 3% of our outstanding common stock, in each case as of the time we consummate our proposed transactions with Syngenta and TMRI and after giving effect to those issuances and assuming the full exercise of the Warrant. If we had consummated our proposed transactions with Syngenta and TMRI on December 3, 2002, we would have issued approximately 6,031,749 shares of common stock to Syngenta or its affiliates upon consummation of those transactions, and the Warrant that we would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of our common stock. The Warrant’s initial exercise price is $22 per share and the Warrant will be exercisable at any time beginning on the fifth anniversary and ending on the fifteenth anniversary of the date we consummate our proposed transactions with Syngenta and TMRI. We also intend to hire a significant number of TMRI employees, effective as of the consummation of our proposed transactions with Syngenta and TMRI. The transaction is to be accounted for as an asset purchase under accounting principles generally accepted in the United States.

The total estimated amount of property and equipment is $8 million. The total estimated amount of identifiable intangible assets is approximately $56.1 million with useful lives ranging from 7 to 15 years. The amount of property and equipment, identifiable intangible assets, the estimated useful lives, and acquired in-process research and development will be determined based on an agreement among the parties as to the allocation of the purchased assets between U.S. and non-U.S. assets and upon completion of a third party valuation and resolution of any dispute between Syngenta and us, and therefore, may differ significantly from the amounts presented in these unaudited pro forma condensed financial statements. To the extent the amounts and estimated useful lives are different than those presented, the unaudited pro forma condensed financial statements could change significantly.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA—(Continued)

Note 2—Pro Forma Adjustments

Pro Forma Condensed Statements of Operations

(a)
Reflects the minimum guaranteed revenue expected to be earned under the Collaboration Agreement with Syngenta, less amortization of the intangible asset resulting from the estimated fair value allocated to the Collaboration Agreement with an estimated useful life of seven years.

(b)	Reflects the expected incremental costs associated with hiring approximately 75 employees from TMRI and depreciation expense related to the acquired property and equipment.

(c)	Reflects the expected one-time expense associated with the estimated fair value allocated to in-process research and development.

(d)	Reflects amortization of identifiable intangible assets based on the estimated fair values and estimated useful life of fifteen years.

(e)	Reflects the issuance of approximately 6,031,749 shares of common stock to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI.

Pro Forma Condensed Balance Sheet

(a)	To record the estimated fair value of property and equipment acquired.

(b)	To record the estimated fair values of identifiable intangible assets arising in connection with our proposed transactions with Syngenta and TMRI.

(c)	To record the estimated transaction costs.

(d)	To record the issuance of approximately 6,031,749 shares of common stock to Syngenta or its affiliates in connection with our proposed transactions with Syngenta and TMRI.

(e)	To record the expected one-time expense associated with the estimated fair value allocated to in-process research and development.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of November 30, 2002 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•
all those known by us to be beneficial owners of more than 5% of our common stock. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 35,759,805 shares of our common stock outstanding as of November 30, 2002, together with options, warrants and other rights to acquire shares of our common stock for that stockholder that were exercisable on November 30, 2002 or exercisable within 60 days of November 30, 2002. In computing the number and percentage of shares beneficially owned by each stockholder identified below, shares of common stock subject to options, warrants and other rights to acquire shares of our common stock that were exercisable on November 30, 2002 or exercisable within 60 days of November 30, 2002 by such stockholder are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Diversa Corporation at the address on the first page of this proxy statement.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Funds Affiliated with HealthCare Ventures(2)	6,497,766	18.2%
44 Nassau Street Princeton, New Jersey 08542

Syngenta Seeds AG(3)	1,928,610	5.4%
Schwarzwaldallee 215 CH-4002 Basel Switzerland

Jay M. Short, Ph.D.(4)	1,553,923	4.2%

William H. Baum(5)	340,600	*

Karin Eastham(6)	252,828	*

R. Patrick Simms(7)	143,369	*

Carolyn A. Erickson(8)	180,593	*

James H. Cavanaugh, Ph.D.(9)	6,535,537	18.3%

Peter Johnson(10)	56,657	*

Donald D. Johnston(11)	688,403	1.9%

Mark Leschly(12)	1,740,391	4.9%

Wayne T. Hockmeyer Ph.D.(13)	33,750	*

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total

Melvin I. Simon Ph.D.(14)	534,873	1.5%

All executive officers and directors as a group (11 persons)(15)	12,060,924	31.7%

*	Less than one percent

(1)
This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Includes:
•	3,231,679 shares held by HealthCare Ventures III, L.P.;
•	949,929 shares held by HealthCare Ventures IV, L.P.;
•	1,677,658 shares held by HealthCare Ventures V, L.P.; and
•	638,500 shares held by HealthCare Ventures VI, L.P.
(3)
Syngenta Seeds AG is a division of Syngenta. This amount excludes the shares of our common stock that are subject to the Stockholders Agreement, which represented 27.4% of our outstanding common stock on December 3, 2002, the date that the Stockholders Agreement was signed.

(4)
Includes 1,141,453 shares Dr. Short has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 51,613 shares are subject to vesting and our right of repurchase. Also includes 400,212 shares held of record by a trust for which Dr. Short serves as trustee and 10,472 shares held by Dr. Short’s children.

(5)	Includes 182,064 shares Mr. Baum has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 31,460 shares are subject to vesting and our right of repurchase.
(6)
Includes 206,289 shares Ms. Eastham has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 26,036 shares are subject to vesting and our right of repurchase. Also includes 1,000 shares held by Ms. Eastham’s children.

(7)
Includes 62,817 shares Mr. Simms has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 13,018 are subject to vesting and our right of repurchase. Also includes 79,282 shares held of record by a trust for which Mr. Simms serves as trustee. Additionally, includes 833 shares held jointly by Mr. Simms’s spouse and her sister as to which Mr. Simms disclaims beneficial ownership.

(8)	Includes 179,442 shares Ms. Erickson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 24,735 shares are subject to vesting and our right of repurchase.
(9)
Includes 6,497,766 shares held by HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P., HealthCare Ventures V, L.P., and HealthCare Ventures VI, L.P. Dr. Cavanaugh is a managing member of the general partner of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members of each of the general partners of these funds, none of whom are affiliated with us. Dr. Cavanaugh disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 37,771 shares Dr. Cavanaugh has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 6,884 shares are subject to vesting and our right of repurchase.

(10)	Includes 51,657 shares Mr. Johnson has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 6,112 shares are subject to vesting and our right of repurchase.
(11)
Includes 635,632 shares held of record by a trust for which Mr. Johnston serves as trustee and 15,000 shares held of record by a trust for which Mr. Johnston’s spouse serves as trustee. Also includes 37,771 shares Mr. Johnston has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 6,112 shares are subject to vesting and our right of repurchase.

(12)
Includes 1,634,230 shares held by Rho Management Trust II, including 20,459 shares issuable upon exercise of warrants exercisable within 60 days, and 47,931 shares held by Rho Management Partners L.P., an affiliate of Rho Capital Partners, Inc. Mr. Leschly is a managing director of Rho Capital Partners, Inc., which is a financial advisor to Rho Management Trust II. Mr. Leschly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 37,771 shares Mr. Leschly has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 6,884 shares are subject to vesting and our right of repurchase.

(13)	Includes 23,750 shares Dr. Hockmeyer has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 13,473 shares are subject to vesting and our right of repurchase.
(14)
Includes 275,360 shares Dr. Simon has the right to acquire pursuant to outstanding options exercisable within 60 days, of which 43,750 shares are subject to vesting and our right of repurchase. Also includes 13,500 shares held of record by a trust for which Dr. Simon serves as trustee.

(15)
Includes 2,256,604 shares these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding options exercisable within 60 days, of which 230,077 are subject to vesting and our right of repurchase.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy any material we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also inspect all reports, proxy statements and other information we filed with the Nasdaq Stock Market at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the information or documents set forth below that we have previously filed with the SEC:

1.	Items 7, 7A, 8 and 9 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which was filed on April 1, 2002;

2.	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, which was filed on November 13, 2002;

3.	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, which was filed on August 7, 2002;

4.	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, which was filed on May 10, 2002;

5.	our Current Report on Form 8-K, which was filed on December [•], 2002;

6.	our Current Report on Form 8-K, which was filed on December 16, 2002;

7.	our Current Report on Form 8-K, which was filed on December 4, 2002;

8.	the description of our common stock contained in our Form S-1 registration statement (File No. 333-92853), which was filed on December 15, 1999; and

9.	the description of our preferred share purchase rights contained in our Current Report on Form 8-K, which was filed on December 15, 2000.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and on or before the date of the Special Meeting shall be deemed incorporated by reference into this proxy statement and to be a part of this proxy statement from the respective dates of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed modified, superseded or replaced for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this proxy statement.

Documents incorporated by reference are available from us, without charge, upon oral or written request to Diversa Corporation, 4955 Directors Place, San Diego, California 92121, Attn: Mr. Martin Sabarsky, Senior Director of Corporate Development & Compliance, telephone number: (858) 526-5000. In order to receive timely delivery, you must make your request no later than [•], 2003. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. The process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders may household our proxy materials in connection with stockholder meetings following the Special Meeting. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. In general, once you have received notice from your broker that it will be householding communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to our corporate secretary, 4955 Directors Place, San Diego, CA 92121, or contact our corporate secretary at (858) 526-5000. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

By:
Jay M. Short, Ph.D. President and Chief Executive Officer

December [•], 2002

ANNEX A

December 3, 2002

The Board of Directors
Diversa Corporation
4955 Directors Place
San Diego, California 92121

Ladies and Gentlemen:

We understand that Diversa Corporation (“Diversa”), Syngenta Participations AG (collectively with its affiliates, “Syngenta”) and the Torrey Mesa Research Institute (“TMRI”), a subsidiary of Syngenta, intend to enter into the Transaction Agreement, dated as of December 3, 2002 (the ‘Transaction Agreement”) and the Registration Rights Agreement, dated as of December 3, 2002 (the “Registration Rights Agreement”); and Diversa and Syngenta intend to enter into the Research Collaboration Agreement, dated as of December 3, 2002 (the “Research Agreement”) and the Intellectual Property License Agreement, dated as of December 3, 2002 (the “License Agreement,” and, collectively, the “Agreements”), pursuant to which (i) Syngenta and Diversa will collaborate in the Syngenta Exclusive Field (as defined in the Research Agreement) to discover and develop new biomolecules and products based on such biomolecules utilizing technology licensed by Syngenta to Diversa as well as Diversa’s technology and expertise (“Research Activities”) and (ii) Diversa will license certain intellectual property of TMRI and acquire certain assets and properties of TMRI (the “Purchased Assets”) and assume certain liabilities (the “Assumed Liabilities”) as more fully described in the Transaction Agreement. We understand that the Research Activities will be for a minimum of seven years, extendible up to 15 years at the option of Syngenta. In addition, we understand that Diversa has agreed to conduct Research Activities exclusively for Syngenta in the Syngenta Exclusive Field for certain periods set forth in the Research Agreement and to not compete for certain periods with Syngenta products developed through the Research Activities. Lastly, we understand that Diversa will enter into employment agreements with certain key employees of TMRI.

The purchase price payable by Diversa pursuant to the Transaction Agreement (the “Consideration to be Issued”) is (i) that number of shares of Diversa common stock equal to 14% of the outstanding shares of Diversa common stock on the closing date, pro forma for the issuance to Syngenta of such shares and the Warrant (as defined below) (assuming full exercise of the Warrant) and (ii) a warrant (the “Warrant”) to acquire that number of shares of Diversa common stock equal to 3% of the outstanding shares of Diversa common stock on the closing date, pro forma for the issuance to Syngenta of the shares and the Warrant (assuming full exercise of the Warrant). The exercise price on the Warrant will be $22 per warrant share, subject to adjustment under certain circumstances. Such collaboration, licensing, acquisition and assumption and payments, collectively, the “Transaction”. The terms and conditions of the Transaction are more fully set forth in the Agreements, copies of which you have provided to us. We understand that Syngenta currently owns approximately 5.4% of Diversa’s outstanding common stock.

You have asked us to render our opinion as to whether the Consideration to be Issued in the Transaction is fair, from a financial point of view, to Diversa.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed drafts of the Agreements and the exhibits thereto dated December 3, 2002;

•
reviewed materials presented by senior management of TMRI, Syngenta and Diversa related to the business, operations, historical and projected financial results and future prospects of TMRI and the Purchased Assets, the Assumed Liabilities and the Research Activities;

•
held discussions with certain members of Syngenta’s, TMRI’s and Diversa’s senior management to discuss the business, operations, historical and projected financial results and future prospects of TMRI and the Purchased Assets, the Assumed Liabilities and the Research Activities;

Diversa Corporation
December 3, 2002

•
reviewed and discussed with Diversa’s senior management certain estimates of the incremental cash flow resulting from research and development funding in the eighteen year period from 2003 through 2020 and associated milestones and royalties (“Incremental Cash Flow Estimates”) expected to result from the Transaction, prepared and provided to us by Diversa’s senior management;

•
reviewed Diversa’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

•
reviewed certain operating and financial information, including projections for the eight year period from 2003 through 2010 (the “Diversa Projections”), provided to us by management of Diversa relating to Diversa’s business and prospects;

•	met with certain members of Diversa’s senior management to discuss Diversa’s business, operations, historical financial results, Diversa Projections, and the impact of the Transaction thereon;

•	reviewed the historical prices and trading volume of the common shares of Diversa;

•	reviewed publicly available financial data and stock market performance data and valuation metrics of companies which we deemed most relevant to the Transaction;

•	reviewed the terms of recent mergers and acquisitions of companies which we deemed most relevant to the Transaction;

•	performed discounted cash flow analyses on the projected Incremental Cash Flow Estimates from the Transaction;

•	reviewed the pro forma financial results, financial condition and capitalization of Diversa giving effect to the Transaction; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Incremental Cash Flow Estimates and Diversa Projections, provided to us by or discussed with Diversa, Syngenta and TMRI. With respect to the Diversa Projections and the Incremental Cash Flow Estimates, which assume no impact of the non-compete, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Diversa. With respect to Diversa’s employment of key employees of TMRI, we have assumed that Diversa will employ a sufficient number of such persons so as to be able to effectively make use of the intellectual property licensed by Diversa and to achieve the Incremental Cash Flow Estimates. We do not express any opinion as to the achievability of such Incremental Cash Flow Estimates or the Diversa Projections. We have not assumed any responsibility for the independent verification of any such information or of the Incremental Cash Flow Estimates or Diversa Projections provided to us, and we have further relied upon the assurances of the senior management of Diversa that they are unaware of any facts that would make the information, including the Incremental Cash Flow Estimates and Diversa Projections, provided to us incomplete or misleading. We assumed, with Diversa’s consent, that the Incremental Cash Flow Estimates and the Diversa Projections would be achieved at the times and in the amounts projected by the management of Diversa.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Diversa and TMRI (including the Purchased Assets and the Assumed Liabilities), nor have we been furnished with any such appraisals. We have assumed that the Transaction will be treated as an asset purchase by Diversa for tax purposes and that no material transfer taxes will be owed by Diversa. We have assumed that the Transaction will be consummated in a timely manner and in accordance with

Diversa Corporation
December 3, 2002

the terms of the Agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Diversa, the Research Activities, the Purchased Assets or the Assumed Liabilities.

We do not express any opinion as to the price or range of prices at which the shares of common stock of Diversa may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of common stock of Diversa may trade subsequent to the consummation of the Transaction.

We have acted as a financial advisor to Diversa in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by Diversa to provide certain investment banking services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Diversa and/or Syngenta for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Diversa in connection with their consideration of the Transaction and does not constitute a recommendation to the Board of Directors of Diversa or any holders of Diversa common stock as to how to vote in connection with the Transaction. This opinion does not address Diversa’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Diversa or the effects of any other transaction in which Diversa might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Diversa common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Issued in the Transaction is fair, from a financial point of view, to Diversa.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
Kevin P. Clarke Senior Managing Director

DIVERSA CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2003

The undersigned hereby appoints Jay M. Short, Ph.D. and Karin Eastham, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Diversa Corporation (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held on [•], 2003 at the Company’s offices located at 4955 Directors Place, San Diego, California 92121, at 10:00 a.m. (local time), and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the Special Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(To be Signed on Reverse Side.)

Please date, sign and mail your
proxy card back as soon as possible!

Special Meeting of Stockholders
DIVERSA CORPORATION

[•], 2003

Please Detach and Mail in the Envelope Provided
----------------------------------------------------------------------------------------------------------------------------------------
FOR	AGAINST	ABSTAIN
PROPOSAL 1: To approve the issuance of shares of the Company’s common stock and a warrant (the “Warrant”) and the issuance of shares of the Company’s common stock upon exercise of the Warrant to Syngenta Participations AG, a corporation organized under the laws of Switzerland (“Syngenta”), or its affiliates in connection with the consummation of the transactions contemplated by a series of agreements the Company entered into with Syngenta and Torrey Mesa Research Institute, a Delaware corporation and an indirect, wholly-owned subsidiary of Syngenta (“TMRI”), on December 3, 2002. The Company intends to issue to Syngenta or its affiliates shares of the Company’s common stock that will represent 14% of the Company’s outstanding common stock and the Warrant that will represent 3% of the Company’s outstanding common stock, in each case as of the time the Company consummates its proposed transactions with Syngenta and TMRI and after giving effect to those issuances and assuming the full exercise of the Warrant. If the Company had consummated its proposed transactions with Syngenta and TMRI on December 3, 2002, the Company would have issued approximately 6,031,749 shares of common stock to Syngenta or its affiliates upon consummation of those transactions, and the Warrant that the Company would have issued to Syngenta or its affiliates at that time would have been exercisable for approximately 1,292,502 shares of the Company’s common stock. The Warrant’s initial exercise price is $22 per share and the Warrant will be exercisable at any time beginning on the fifth anniversary and ending on the fifteenth anniversary of the date the Company consummates its proposed transactions with Syngenta and TMRI.
☐	☐	☐

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

SIGNATURE(S)                                                                                         Dated

Note:
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more   persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add   their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer   sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.